Exhibit 10.1

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT, GUARANTY AND
SECURITY AGREEMENT

among

PACIFIC GAS AND ELECTRIC COMPANY,
a debtor and a debtor-in-possession, as Borrower,

PG&E CORPORATION,
 a debtor and a debtor-in-possession, as a Guarantor,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

CITIBANK, N.A.,
 as Collateral Agent,

J.P. MORGAN SECURITIES LLC,
 MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BARCLAYS BANK PLC,
 CITIBANK, N.A.,
BNP PARIBAS SECURITIES CORP.,
CREDIT SUISSE LOAN FUNDING LLC,
GOLDMAN SACHS BANK USA,
MUFG UNION BANK, N.A., and
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and
Joint Bookrunners

Dated as of February 1, 2019

BANK OF AMERICA, N.A. and BARCLAYS BANK PLC,
as Co-Documentation Agents,

CITIBANK, N.A.,
 as Syndication Agent,

TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1

1.2	Other Definitional Provisions and Interpretative Provisions	24

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	26

2.1	Commitments	26

2.2	Procedures for Term Loan and Revolving Loan Borrowing	27

2.3	Incremental Facilities	28

2.4	Fees	29

2.5	Termination or Reduction of Commitments; Extension of Termination Date	30

2.6	Prepayments	31

2.7	Conversion and Continuation Options	32

2.8	Limitations on Eurodollar Tranches	33

2.9	Interest Rates and Payment Dates	33

2.10	Computation of Interest and Fees	33

2.11	Inability to Determine Interest Rate	34

2.12	Pro Rata Treatment and Payments; Notes	34

2.13	Change of Law	36

2.14	Taxes	37

2.15	Indemnity	41

2.16	Change of Lending Office	41

2.17	Replacement of Lenders	41

2.18	Defaulting Lenders	42

2.19	Priority and Liens	44

2.20	No Discharge; Survival of Claims	45

SECTION 3.	LETTERS OF CREDIT	45

3.1	L/C Commitment	45

3.2	Procedure for Issuance of Letters of Credit	46

3.3	Fees and Other Charges	47

3.4	L/C Participations	47

3.5	Reimbursement Obligation of the Borrower	48

3.6	Obligations Absolute	49

3.7	Letter of Credit Payments	49

3.8	Applications	49

3.9	Actions of Issuing Lenders	49

3.10	Borrower’s Indemnification	50

3.11	Lenders’ Indemnification	50

SECTION 4.	REPRESENTATIONS AND WARRANTIES	51

4.1	Financial Condition	51

4.2	No Change	51

4.3	Existence; Compliance with Law	51

4.4	Power; Authorization; Enforceable Obligations	51

4.5	No Legal Bar	52

4.6	Litigation	52

4.7	No Default	52

4.8	Taxes	52

4.9	Federal Regulations	52

4.10	ERISA	53

4.11	Investment Company Act; Other Regulations	53

4.12	Use of Proceeds	53

4.13	Environmental Matters	54

4.14	Regulatory Matters	54

4.15	Sanctions; Anti-Corruption	54

4.16	Security Interest	54

4.17	Financing Orders	54

4.18	Superpriority Claims; Liens	54

4.19	Disclosure	55

SECTION 5.	CONDITIONS PRECEDENT	55

5.1	Conditions to the Closing Date	55

5.2	Conditions to Each Credit Event	57

5.3	Conditions to Borrowing on the Full Availability Date	57

SECTION 6.	AFFIRMATIVE COVENANTS	58

6.1	Financial Statements	58

6.2	Certificates; Other Information	58

6.3	Payment of Taxes	59

6.4	Maintenance of Existence; Compliance	59

6.5	Maintenance of Property; Insurance	59

6.6	Inspection of Property; Books and Records; Discussions	60

6.7	Notices	60

6.8	Maintenance of Licenses, etc	60

6.9	Ratings	60

6.10	Further Assurances; Certain Properties	60

6.11	Other Bankruptcy Matters	61

6.12	Use of Proceeds	61

SECTION 7.	NEGATIVE COVENANTS	62

7.1	Indebtedness	62

7.2	Liens	63

7.3	Sale and Lease Back Transactions	66

7.4	Investments, Loans and Advances	66

7.5	Mergers, Consolidations, Sales of Assets and Acquisitions	67

7.6	Dividends and Distributions	69

7.7	Transactions with Affiliates	69

7.8	Business of the Loan Parties	69

7.9	Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, Bylaws and Certain Other Agreements, Etc	70

7.10	Swap Agreements	70

7.11	Other Superpriority Claims	70

7.12	Burdensome Agreements	70

SECTION 8.	EVENTS OF DEFAULT	71

SECTION 9.	THE AGENTS	75

9.1	Appointment and Authority	75

9.2	Delegation of Duties	75

9.3	Exculpatory Provisions	75

9.4	Reliance by Agents	76

9.5	Notice of Default	76

9.6	Non-Reliance on Agents and Other Lenders	77

9.7	Indemnification	77

9.8	Agent in Its Individual Capacity	77

9.9	Successor Agents	77

9.10	Documentation Agents and Syndication Agent	78

9.11	Guaranty and Collateral Matters	78

9.12	Credit Bidding	79

SECTION 10.	MISCELLANEOUS	80

10.1	Amendments and Waivers	80

10.2	Notices	82

10.3	No Waiver; Cumulative Remedies	84

10.4	Survival of Representations and Warranties	84

10.5	Payment of Expenses	84

10.6	Successors and Assigns; Participations and Assignments	86

10.7	Adjustments; Set off	89

10.8	Counterparts	90

10.9	Severability	90

10.10	Integration	90

10.11	GOVERNING LAW	90

10.12	Submission To Jurisdiction; Waivers	91

10.13	Acknowledgments	91

10.14	Confidentiality	91

10.15	WAIVERS OF JURY TRIAL	92

10.16	Patriot Act; Beneficial Ownership Regulation	92

10.17	No Advisory or Fiduciary Responsibility	92

10.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	93

10.19	Release of Liens and Release of Guaranty	93

10.20	Financing Orders	94

SECTION 11.	COLLATERAL	94

11.1	Grant of Security Interest	94

11.2	Perfection and Protection of Security Interest	96

11.3	Right to Cure	96

11.4	Power of Attorney	97

11.5	The Agent’s and Lenders’ Rights, Duties and Liabilities	97

11.6	Rights in Respect of Investment Property	97

11.7	Remedies	98

SECTION 12.	GUARANTY	100

12.1	Guaranty; Limitation of Liability	100

12.2	Guaranty Absolute	101

12.3	Waivers and Acknowledgements	102

12.4	Subordination	102

12.5	Continuing Guaranty; Assignments	103

12.6	Additional Guarantors	103

SCHEDULES:

1.1A	Commitments
1.1B	Interim L/C Availability
1.1C	First Day Orders
7.1(b)	Existing Indebtedness
7.2(f)	Existing Liens
7.3	Sale and Leaseback Transactions

EXHIBITS:

A	Form of 13-Week Forecast
B	Form of Assignment and Assumption
C	Form of Interim Order
D-1	Form of Term Note
D-2	Form of Revolving Note
E	Forms of U.S. Tax Compliance Certificates
F	Form of Closing Certificate

This SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT, GUARANTY AND SECURITY AGREEMENT (this “Agreement”), dated as of February 1, 2019, among PACIFIC GAS AND ELECTRIC COMPANY, a California corporation and a debtor and debtor-in-possession (the “Borrower”), PG&E CORPORATION, a California corporation and a debtor and debtor-in-possession, as a Guarantor (“PCG”), each debtor and debtor-in-possession subsidiary of PCG or the Borrower from time to time party to this Agreement, as Guarantors, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, BARCLAYS BANK PLC, CITIBANK, N.A., BNP PARIBAS SECURITIES CORP., CREDIT SUISSE LOAN FUNDING LLC, GOLDMAN SACHS BANK USA, MUFG UNION BANK, N.A. and WELLS FARGO SECURITIES, LLC, as joint lead arrangers and joint bookrunners (together and in such capacities, the “Arrangers”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with any successor thereto, the “Administrative Agent”), and CITIBANK, N.A., as collateral agent (in such capacity, together with any successor thereto, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, on January 29, 2019 (the “Petition Date”), the Borrower and PCG (together with the Borrower and any other Subsidiary of PCG or the Borrower that becomes a debtor-in-possession, collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California (such court, the “Bankruptcy Court”) and thereby commenced Chapter 11 bankruptcy cases (collectively, the “Cases”), and have continued in the possession and operation of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders provide the loans and facilities set forth herein and the Lenders are willing to make available to the Borrower such loans and facilities upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

SECTION 1.        DEFINITIONS

            1.1  Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

            “13-Week Forecast”:  a 13-week cash flow forecast with respect to the Loan Parties and their respective Subsidiaries for the then-current week and the immediately following consecutive 12 weeks (collectively, 13 weeks), set forth on a weekly basis, including (i) individual line items for “Total Operating Receipts,” “Total Operating Disbursements,” and “Reorganization Professional Fees”, and (ii) the anticipated uses of the Facilities for such period for the Debtors, in the form attached hereto as Exhibit A or such other form reasonably acceptable to the Administrative Agent.

            “ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Base Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day), (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Base Rate for Eurodollar Loans with a one-month Interest Period commencing on such day plus 1.00%.  For purposes hereof, “Base Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the

Administrative Agent in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Base Rate, the NYFRB Rate or the Eurodollar Base Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate, NYFRB Rate or the Eurodollar Base Rate, respectively.  Notwithstanding the foregoing, the ABR shall at no time be less than zero.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Plan”: a Chapter 11 Plan that, unless otherwise consented to in advance in writing by the Administrative Agent, provides for the termination of the Commitments, the indefeasible payment in full in cash of the Obligations (other than contingent Obligations not yet due and payable) and the expiration or termination of all outstanding Letters of Credit (or, with respect to any undrawn Letters of Credit, the establishment of a “backstop” letter of credit or other Cash Collateralization thereof as required herein), in each case on the effective date of such Chapter 11 Plan in accordance with the terms of this Agreement.

“Administrative Agent”:  as defined in the preamble hereto.

“Affiliate”:  with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents”:  the collective reference to the Administrative Agent and the Collateral Agent.

“Agreement”:  as defined in the preamble hereto.

“Allocation Date”:  January 29, 2019.

“Applicable Margin”:  (a) with respect to ABR Loans, 1.25% per annum, and (b) with respect to Eurodollar Loans, 2.25% per annum.

“Application”:  an application, in such form as the relevant Issuing Lender may reasonably specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Arrangers”:  as defined in the preamble hereto.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit B.

“Auto-Extension Letter of Credit”:  as defined in Section 3.2.

“Available Revolving Commitment”:  as to any Lender, such Lender’s Percentage with respect to the Revolving Credit Facility multiplied by the Total Available Revolving Commitments.

“Avoidance Actions”:  as defined in Section 2.19(a).

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”:  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”:  Title 11 of the United States Code, as amended, from time to time, and codified as 11 U.S.C. § 101-1532.

“Bankruptcy Court”:  has the meaning assigned to that term in the first recital paragraph.

“Beneficial Owner”:  as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Beneficial Ownership Certification”:  a certification in the form published by the Loan Syndications and Trading Association regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”:  31 C.F.R. § 1010.230, as amended from time to time.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing”:  a borrowing of Loans of the same Class and Type on a given date and, in the case of Eurodollar Loans, having the same Interest Period.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco, California are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, subject to Section 1.2(g).

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Carve-Out”:  has the meaning assigned to such term in the Interim Order, or upon entry of the Final Order, in the Final Order, as applicable.

“Cases”:  has the meaning assigned to that term in the first recital paragraph.

“Cash Collateralize”:  to segregate for the benefit of an Issuing Lender and any applicable L/C Participants, and to grant a first priority, valid and perfected security interest therein (if applicable), an amount in cash equal to 103% of the outstanding L/C Obligations as of the applicable date.

“Cash Management Agreement”: any agreement to establish or maintain accounts or provide cash management services, including treasury, depository, overdraft, netting services, cash pooling arrangements, credit or debit card, purchasing card, electronic funds transfer, automated clearing house, foreign exchange facilities and other cash management arrangements.

“Cash Management Bank”: any Person that is a Lender, an Arranger, an Agent or an Affiliate of a Lender, Arranger or Agent (x) on the Closing Date, with respect to Cash Management Agreements existing on the Closing Date, or (y) at the time it enters into a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligations”: the obligations accruing after the Petition Date and owed by any Loan Party to any Cash Management Bank under any Cash Management Agreement entered into by and between any Loan Party and any Cash Management Bank.

“Challenge”: has the meaning assigned to such term in the Interim Order, or upon entry of the Final Order, in the Final Order, as applicable.

“Change of Control”:  PCG and its Subsidiaries shall at any time not be the Beneficial Owner, directly or indirectly, of at least 80% of the common stock or 70% of the voting Capital Stock of the Borrower.

“Change of Law”: the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, statute, treaty, policy, guideline or directive by any Governmental Authority, (b) any change in any law, rule, regulation, statute, treaty, policy, guideline or directive or in the application, interpretation, promulgation, implementation, administration or enforcement thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change of Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Plan”:  a Chapter 11 plan of one or more of the Debtors in the Cases that is filed with the Bankruptcy Court.

“Class”:  when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, is a Revolving Loan, an Initial Term Loan or an Incremental Term Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, an Initial Term Loan Commitment, a Delayed Draw Term Loan Commitment or an Incremental Term Loan Commitment.  Once funded, Delayed Draw Term Loans shall be designated as the same “Class” as the Initial Term Loans.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  as defined in Section 11.1.

“Collateral Agent”:  as defined in the preamble hereto.

“Committee”: has the meaning assigned to such term in the Interim Order, or upon entry of the Final Order, in the Final Order, as applicable.

“Commitments”:  as to any Lender, to the extent applicable, such Lender’s Revolving Commitment, Initial Term Loan Commitment, Delayed Draw Term Loan Commitment or Incremental Term Loan Commitment.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that (i) is under common control or that is treated as a single employer with the Borrower within the meaning of Section 4001 of ERISA or (ii) is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 2.14, 2.15 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, except to the extent (i) arising under a contract or lease that has been rejected under Section 365 of the Bankruptcy Code pursuant to an order of the Bankruptcy Court or (ii) the effect thereof has been stayed by the automatic stay under the Bankruptcy Code or the Bankruptcy Court.

“Control”:  the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event”:  as defined in Section 5.2.

“Debtor Relief Laws”:  the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtors”:  has the meaning assigned to that term in the first recital paragraph.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  subject to the third to last paragraph of Section 2.18, any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or  Participation Amounts within three (3) Business Days of the date required to be funded by it under this Agreement, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent, any Issuing Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (other than a notice of a good faith dispute or related communications) or generally under other agreements in which it commits to extend credit, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) failed, within three (3) Business Days after written request by the Administrative Agent (based on the Administrative Agent’s reasonable belief that such Lender may not fulfill its funding obligation), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and Participation Amounts, unless the subject of a good faith dispute (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment, or (iii) become, or has a direct or indirect parent company that has become, the subject of a Bail-In Action; provided that (A) if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender or solely because a Governmental Authority has been appointed as receiver, conservator, trustee or custodian for such Lender, in each case as described in clause (e) above, the Administrative Agent and each Issuing Lender may, in their discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Administrative Agent and each Issuing Lender is satisfied that such Lender will continue to perform its funding obligations hereunder and (B) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of voting stock or any other Capital Stock in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof, or the exercise of control over such Lender or parent company thereof, by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the third to last paragraph of Section 2.18) upon delivery of written notice of such determination to the Borrower, each Issuing Lender and each Lender.

“Delayed Draw Commitment Period”:  the period from and including the Full Availability Date to January 29, 2020.

“Delayed Draw Term Loan Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Delayed Draw Term Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Delayed Draw Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including, for the avoidance of doubt, to reflect the Fronting Arranger’s funding of the full amount of the Delayed Draw Term Loans on behalf of the other Lenders with Delayed Draw Term Loan Commitments) and reduced from time to time pursuant to Section 2.1(a)(iv)(A).  The aggregate amount of the Delayed Draw Term Loan Commitments on the Closing Date is $500,000,000.

“Delayed Draw Term Loans”: as defined in Section 2.1(a).

“Delayed Draw Unused Fee Rate”:  a rate per annum equal to (a) from (and including) the Allocation Date to (and including) the date that is 180 days after the Allocation Date, 1.125%, and (b) from (and including) the date that is 181 days after the Allocation Date to (and including) the last day of the Delayed Draw Commitment Period, 2.25%.

“DIP Superpriority Claims”: as defined in Section 2.19(a).

“Disposition”:  with respect to any property or asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”:  Bank of America, N.A. and Barclays Bank PLC, each in its capacity as a documentation agent.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Drawing Documents”:  as defined in Section 3.6.

“EEA Financial Institution”:  (a) any institution established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”:  any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”:  (a) any commercial bank or other financial institution having a senior unsecured debt rating by Moody’s of A3 or better and by S&P of A- or better, which is domiciled in a country which is a member of the OECD or (b) with respect to any Person referred to in the preceding clause (a), any other Person that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business all of the Capital Stock of which is owned, directly or indirectly, by such Person; provided that in the case of clause (b), the Administrative Agent and each Issuing Lender shall have consented to the designation of such Person as an Eligible Assignee (such consent not to be unreasonably withheld or delayed).

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or, as it relates to exposure to hazardous or toxic substances, the protection of human health, in each case as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event”:  (a) any Reportable Event; (b) the failure of the Borrower or any Commonly Controlled Entity to timely make a required contribution with respect to any Plan or any Multiemployer Plan; (c) the imposition of a Lien under Section 430 of the Code or Section 303 of ERISA with respect to any Single Employer Plan; (d) the failure of the Borrower or any Commonly Controlled Entity to meet the minimum funding standard under Section 412 or 430 of the Code with respect to any Plan or the filing of an application for a funding waiver with respect to any Single Employer Plan; (e) the incurrence by the Borrower or any Commonly Controlled Entity of any liability under Title IV of ERISA, including with respect to the termination of any Plan (other than the payment of PBGC premiums in the ordinary course); (f) (i) the termination of, or the filing or receipt of a notice of intent to terminate, a Single Employer Plan subject to Title IV of ERISA under Section 4041 of ERISA, or the treatment of a plan amendment as a termination under Section 4041 of ERISA, or (ii) (A) the appointment of a trustee to administer a Single Employer Plan under Section 4042, or (B) the institution by the PBGC of proceedings to terminate a Single Employer Plan or to have a trustee appointed to administer a Single Employer Plan, or receipt by the Borrower of notice from the PBGC thereof, where such proceedings continue unstayed or in effect for more than 60 days, or such notice is not withdrawn by the PBGC within 60 days following delivery by PBGC; (g) the incurrence by the Borrower or any Commonly Controlled Entity of any liability with respect to the complete withdrawal or partial withdrawal under Title IV of ERISA from any Multiemployer Plan; (h) the receipt by the Borrower or any Commonly Controlled Entity of any notice from a Multiemployer Plan concerning the imposition of Withdrawal Liability; (i) receipt of notification by Borrower or any Commonly Controlled Entity from a Multiemployer Plan that such Multiemployer Plan is in ERISA Insolvency; (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower; (k) the incurrence by the Borrower or any Commonly Controlled Entity of any liability pursuant to Section 4063 or 4064 of ERISA or a substantial cessation of operations with respect to a Plan within the meaning of Section 4062(e) of ERISA; (l) the posting of a bond or security under Section 436(f) of the Code with respect to any Plan; or (m) the Borrower incurs material tax liability with respect to any Plan (including Sections 4975, 4980B, 4980D, 4980H and 4980I of the Code, as applicable).

“ERISA Insolvency”:  with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities”:  as defined in Regulation D of the Board.

“Eurocurrency Reserve Requirements”:  of any Lender for any Interest Period as applied to a Eurodollar Loan, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during any such percentage shall be so applicable) under any regulations of the Board or other Governmental Authority having jurisdiction with respect to determining the maximum reserve requirement (including basic, supplemental and emergency reserves) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market, in each case the “LIBO Screen Rate”) at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  In the event that the LIBO Screen Rate is unavailable, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein; provided that if any Eurodollar Base Rate so determined shall be less than zero, such Eurodollar Base Rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  Securities Exchange Act of 1934, as amended.

“Excluded Property”:  as defined in Section 11.1.

“Excluded Taxes”:  any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 2.14(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extensions of Revolving Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Percentage of the L/C Obligations then outstanding.

“Facilities”:  collectively, the Revolving Credit Facility and the Term Loan Facility.

“Facility Extension Option”:  as defined in Section 2.5(b).

“FATCA”:  Sections 1471 through 1474 of the Code, as of Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”:  for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Fee Letters”:  (i) that certain Fee Letter, dated as of January 21, 2019, by and among the Borrower, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays

Bank PLC and Citigroup Global Markets Inc. and (ii) that certain Fee Letter, dated as of January 21, 2019, by and among the Borrower and J.P. Morgan Securities LLC and acknowledged by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and Citigroup Global Markets Inc.

“Fee Payment Date”:  (a) the last Business Day of each March, June, September and December during the Revolving Commitment Period and the Delayed Draw Term Loan Commitment Period, as applicable, (b) the last day of the Revolving Commitment Period and the Delayed Draw Term Loan Commitment Period, as applicable, and (c) the last Business Day of each March, June, September and December after the last day of the Revolving Commitment Period, so long as any principal amount of the Loans or any Reimbursement Obligations remain outstanding after the last day of the Commitment Period.

            “Final Order”:  a final order or orders of the Bankruptcy Court entered in the Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent and the Debtors, authorizing and approving on a final basis, among other things, the matters and provisions in the Interim Order, the borrowing by the Borrower of the full amount of the Facilities, as such order or orders may be extended, amended, supplemented or modified in a manner satisfactory to the Administrative Agent.

            “Final Order Entry Date”:  the date that the Final Order is entered by the Bankruptcy Court in the Cases.

“Financing Orders”:  collectively, the Interim Order and the Final Order.

“First Day Orders”:  all orders entered or to be entered by the Bankruptcy Court based on the motions identified on Schedule 1.1C hereto.

“Flood Hazard Property”: any improved real property that is in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Foreign Lender”:  a Lender or an Issuing Lender that is not a U.S. Person.

“FPA”:  the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

“Fronting Arranger”:  JPMorgan Chase Bank, N.A.

“Fronting Exposure”:  at any time there is a Defaulting Lender, such Defaulting Lender’s Percentage of L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Full Availability Date”:  the first Borrowing Date (as set forth in a notice of borrowing for Initial Term Loans) on which the conditions precedent set forth in Sections 5.2 and 5.3 have been satisfied or waived, which such Borrowing Date shall in no event be later than the fifth Business Day following the Final Order Entry Date.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2(a) or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except as noted below or in Section 1.2(g).  In the event that any “Change in Accounting Principles” (as defined below) shall occur and such change results in a change in the method of calculation of financial standards or terms in this Agreement, then, upon the request of the Borrower or the Required Lenders, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Change in Accounting Principles with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Change in Accounting Principles as if such Change in Accounting Principles had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial standards or terms in this Agreement shall continue to be calculated or construed as if such Change in Accounting Principles had not occurred.  “Change in Accounting Principles” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or any successor thereto, the SEC or, if applicable, the Public Company Accounting Oversight Board.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners and supra-national bodies such as the European Union or the European Central Bank).

“Guarantee”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof or (v) to reimburse or indemnify an issuer of a letter of credit, surety bond or guarantee issued by such issuer in respect of primary obligations of a primary obligor other than the Borrower or any Significant Subsidiary; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Obligations”:  as defined in Section 12.1(a).

“Guarantor Joinder”:  as defined in Section 12.6.

“Guarantors”:  PCG, together with any Subsidiary of PCG or the Borrower that, on or after the Closing Date, executes a Guarantor Joinder.

“Guaranty”:  the guaranty in Section 12.

“Incremental Amendment”:  as defined in Section 2.3(f).

“Incremental Amount”: at any time, the excess, if any, of (i) $4,000,000,000 over (ii) the aggregate amount of all Incremental Commitments established prior to such time pursuant to Section 2.3 (giving effect to the effectiveness of any proposed Incremental Facility (including any unused amount thereof, in the case of any proposed Incremental Revolving Commitment Increase)).

“Incremental Commitments”: Incremental Revolving Commitment Increases and Incremental Term Loan Commitments.

“Incremental Effective Date”: as defined in Section 2.3(e).

“Incremental Facilities”:  as defined in Section 2.3(a).

“Incremental Revolving Commitment Increase”:  as defined in Section 2.3(a).

“Incremental Term Loan Commitment”: the commitment of any lender to make Incremental Term Loans pursuant to Section 2.3.

“Incremental Term Loans”:  as defined in Section 2.3(a).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, including under energy procurement and transportation contracts, incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (other than reimbursement obligations, which are not due and payable on such date, in respect of documentary letters of credit issued to provide for the payment of goods and services in the ordinary course of business), (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided, that if such Person is not liable for such obligation, the amount of such Person’s Indebtedness with respect thereto shall be deemed to be the lesser of the stated amount of such obligation and the value of the property subject to such Lien), and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements, provided that Indebtedness as used in this Agreement shall exclude any Non-Recourse Debt.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Term Loan Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Initial Term Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Initial Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including, for the avoidance of doubt, to reflect the Fronting Arranger’s funding of the full amount of the Initial Term Loan Commitment on behalf of the other Lenders with Initial Term Loan Commitments).  The aggregate amount of the Initial Term Loan Commitments on the Closing Date is $1,500,000,000.

“Initial Term Loans”: as defined in Section 2.1(a).  Upon funding of any Delayed Draw Term Loans, such Delayed Draw Term Loans shall be deemed to be Initial Term Loans for all purposes hereunder.

“Interest Payment Date”:  (a) as to any ABR Loan, the last Business Day of each calendar month to occur while such Loan is outstanding, the date of any repayment or prepayment made in respect thereof and the final maturity date of such Loan and (b) as to any Eurodollar Loan, the last Business Day of each calendar month to occur while such Loan is outstanding, the last day of the applicable Interest Period, the date of any repayment or prepayment made in respect thereof and the final maturity date of such Loan.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if agreed to by all Lenders of the relevant Class of Loans) twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if agreed to by all Lenders of the relevant Class of Loans) twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    the Borrower may not select an Interest Period that would extend beyond the Termination Date;

(iii)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)   the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interim Availability Amount”: $1,500,000,000 (or such lesser amount as the Bankruptcy Court may approve in the Interim Order).

“Interim L/C Availability Amount”: $750,000,000 (or, to the extent that the Interim Availability Amount is less than $750,000,000, the Interim Availability Amount).

“Interim Order”:  an interim order of the Bankruptcy Court, in form and substance substantially similar to the form attached as Exhibit C, entered in the Cases after an interim hearing on a motion by the Debtors, that is in form and substance reasonably satisfactory to the Administrative Agent, as such order may be extended, amended, supplemented or modified in a form and manner reasonably satisfactory to the Administrative Agent.

“Interim Order Entry Date”:  the date that the Interim Order is entered by the Bankruptcy Court in the Cases.

“Investment”: as defined in Section 7.4.

“IRS”:  the United States Internal Revenue Service.

“ISP”: the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: (a) JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., BNP Paribas, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, MUFG Union Bank, N.A. and Wells Fargo Bank, National Association, and (b) any other Revolving Lender selected by the Borrower as an Issuing Lender with the consent of such Lender and the Administrative Agent (in the case of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed).  The Borrower may, at any time upon giving at least 10 days’ prior written notice thereof to the Revolving Lenders and the Administrative Agent, remove any Issuing Lender, provided that no Letters of Credit issued by such Issuing Lender are outstanding or the Borrower terminates or Cash Collateralizes any Letters of Credit issued by such Issuing Lender on or prior to such removal.  An Issuing Lender may issue Letters of Credit through one or more of its Affiliates, in which case such Issuing Lender and any such Affiliates shall be deemed to be, collectively, a single Issuing Lender.

“Junior/Prepetition Obligations”: as defined in Section 7.9(b).

“knowledge of the Borrower”:  actual knowledge of any Responsible Officer of the Borrower.

“L/C Commitment”:  with respect to each Issuing Lender, the commitment of such Issuing Lender hereunder to make Letters of Credit available to the Borrower in the amount set forth opposite its name on Schedule 1.1A hereto (provided that prior to the Full Availability Date, each Issuing Lender shall only be required to make Letters of Credit available to the Borrower up to the amount set forth opposite its name on Schedule 1.1B hereto). The aggregate amount of the L/C Commitments on the Closing Date is $1,500,000,000.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under issued Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  in respect of any Letter of Credit, the collective reference to all Revolving Lenders other than the Issuing Lender that issued such Letter of Credit.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  as defined in Section 3.1.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease Obligation having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement, including Revolving Loans, Initial Term Loans and Incremental Term Loans.

“Loan Documents”:  this Agreement, the Security Documents, the Notes and the Applications and, in each case, any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  collectively, the Borrower and the Guarantors.

“Material Adverse Effect”:  (a) a change in the business, property, operations or financial condition of PCG and its Subsidiaries, taken as a whole (in each case, other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the commencement of the Cases) that could reasonably be expected to materially and adversely affect the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents to which they are a party or (b) a material adverse effect on (i) the validity or enforceability of this Agreement or any of the other Loan Documents or (ii) the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders under this Agreement or any other Loan Document.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”:  Moody’s Investors Service, Inc.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds”:  with respect to any event, including any Prepayment Event, (a) the cash proceeds received in respect of such event, including any cash received in respect of noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by PCG and its Subsidiaries to Persons that are not Affiliates of PCG or any of its Subsidiaries, (ii) in the case of any Disposition, the amount of all payments required to be made by PCG and its Subsidiaries (other than to any Affiliate of PCG or any of its Subsidiaries) as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by PCG and its Subsidiaries, and the amount of any reserves established by PCG and its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as reasonably determined in good faith by a Responsible Officer).  For purposes of this definition, in the event any contingent liability reserve established with respect to any event, including any Prepayment Event, as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Netting Agreement”:  in respect of obligations under a Swap Agreement or Permitted Agreement, a netting agreement, master netting agreement or other similar document having the same effect as a netting agreement or master netting agreement and, as applicable, any collateral annex, security agreement or other similar document related thereto.

“New Lender”:  at any time, any Person (other than any such Person that is a Lender at such time) that agrees to provide any portion of an Incremental Facility pursuant to an Incremental Amendment in accordance with Section 2.3.

“New York UCC”:  the Uniform Commercial Code as in effect in the State of New York from time to time.

“Non-Extension Notice Date”:  as defined in Section 3.2.

“Non-Recourse Debt”:  Indebtedness of the Borrower or any of its Significant Subsidiaries that is incurred in connection with the acquisition, construction, sale, transfer or other disposition of specific assets, to the extent recourse, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited (a) to such assets, or (b) if such assets are (or are to be) held by a Subsidiary formed solely for such purpose, to such Subsidiary or the Capital Stock of such Subsidiary.

“Notes”:  as defined in Section 2.12(f).

“NYFRB”:  the Federal Reserve Bank of New York.

“NYFRB Rate”:  for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”:  (a) the unpaid principal of and interest and premiums (if any) on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party (including the Cases), whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Issuing Lender or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, including any fee letters, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise and (b) the Cash Management Obligations.

“OECD”:  the countries constituting the “Contracting Parties” to the Convention on the Organisation For Economic Co-operation and Development, as such term is defined in Article 4 of such Convention.

“Ordinary Course Dispositions”:  Dispositions permitted pursuant to Section 7.5, other than Section 7.5(e), Section 7.5(g), Section 7.5(i), Section 7.5(l), Section 7.5(r) and Section 7.5(s).

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Overnight Bank Funding Rate”:  for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant”:  as defined in Section 10.6(c).

“Participant Register”:  as defined in Section 10.6(c)(iii).

“Participation Amount”:  as defined in Section 3.4(b).

“Patriot Act”: the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PCG”:  as defined in the preamble hereto.

“Percentage”:  as to any Lender at any time, (a) with respect to the Initial Term Loan Commitments, the percentage which such Lender’s Initial Term Loan Commitment then constitutes of the aggregate Initial Term Loan Commitments of all Lenders, (b) with respect to the Delayed Draw Term Loan Commitments, the percentage which Lender’s Delayed Draw Term Loan Commitment then constitutes of the aggregate Delayed Draw Term Loan Commitments of all Lenders, (c) with respect to the Incremental Term Loan Commitments of any tranche of Incremental Term Loans, the percentage which such Lender’s Incremental Term Loan Commitment then constitutes of the aggregate Incremental Term Loan Commitments of all Lenders of such tranche and (d) with respect to the Revolving Credit Facility (including L/C Obligations and/or Obligations of L/C Participants), the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate amount of Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Extensions of Revolving Credit, the Percentages shall be determined in a manner designed to ensure that the other outstanding Extensions of Revolving Credit shall be held by the Lenders on a comparable basis.

“Permitted Agreement”:  as defined in Section 7.2(u).

“Permitted Cash Equivalents”:

(a)    securities issued by the United States government or any agency or instrumentality of the United States government having maturities of not more than two (2) years from the date of acquisition;

(b)    certificates of deposit, time deposits, money market deposits and Eurodollar time deposits with maturities of two (2) years or less from the date of acquisition, bankers’ acceptances with maturities of two (2) years or less and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;

(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clauses (a), (b) and (e) entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)    commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and, in each case, maturing within twelve months after the date of acquisition;

(e)    securities issued or fully guaranteed by any state or commonwealth of the United States or by any political subdivision or taxing authority thereof, and rated at least Baa3 by Moody’s or BBB- by S&P and, in each case, maturing within two (2) years after the date of acquisition;

(f)     mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of least $5,000 million; and

(h)    time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of PCG and its Subsidiaries, on a consolidated basis, as of the end of PCG’s most recently completed fiscal year.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date”:  has the meaning assigned to that term in the first recital paragraph.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”:  as defined in Section 10.2(d).

“Pledged Collateral”:  as defined in Section 11.6.

“Prepayment Event”:

(a)  any Disposition (other than any Ordinary Course Disposition), or any taking under power of condemnation, of any asset of PCG or any of its Subsidiaries to or by a Person other than any Loan Party to the extent such Disposition or taking, when taken together with all other such Dispositions (other than any Ordinary Course Dispositions) or takings made after the Closing Date, would result in aggregate Net Proceeds in excess of $4,000,000,000; or

(b)  the incurrence by PCG or any of its Subsidiaries of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 7.1.

“Projections”:  as defined in Section 5.1(j).

“Recipient”:  the Administrative Agent, any Lender or any Issuing Lender.

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Repricing Transaction”:  each of (a) the prepayment, repayment, substitution or replacement of all or a portion of the Initial Term Loans with the incurrence by any Loan Party of any senior secured term loans having a Yield that is less than the Yield applicable to the Initial Term Loans so prepaid, repaid, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would reduce the Yield applicable to the Initial Term Loans; provided that a primary purpose of such prepayment, repayment, substitution, replacement, amendment, waiver or other modification was to reduce the Yield applicable to the Initial Term Loans.

“Required Lenders”:  at any time, Lenders having Extensions of Revolving Credit, Term Loans and unused Commitments representing more than 50% of the sum of the Total Extensions of Revolving Credit, aggregate outstanding Term Loans and aggregate unused Commitments at such time.  The Extensions of Revolving Credit, Term Loans and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, any Participation Amount that such Defaulting Lender has failed to fund and that has not been reallocated to and funded by another Lender shall be deemed to be held by an Issuing Lender in making such determination.

“Required Revolving Lenders”:  at any time, Revolving Lenders having Extensions of Revolving Credit and unused Revolving Commitments representing more than 50% of the sum of the Total Extensions of Revolving Credit and aggregate unused Revolving Commitments at such time. The Extensions of Revolving Credit and unused Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that, any Participation Amount that such Defaulting Lender has failed to fund and that has not been reallocated to and funded by another Revolving Lender shall be deemed to be held by an Issuing Lender in making such determination.

“Requirement of Law”:  as to any Person, the Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or Incremental Amendment pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Revolving Commitments on the Closing Date is $3,500,000,000.  Unless the context shall otherwise require, the term “Revolving Commitment” shall include any Incremental Revolving Commitment Increase.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Termination Date.

“Revolving Credit Facility”:  the facility providing for the Revolving Loans.

“Revolving Credit Re-Allocation Date”:  as defined in Section 2.3(g).

“Revolving Lender”:  each Lender with a Revolving Commitment; provided, that unless the context otherwise requires, each reference herein to the Revolving Lenders shall be deemed to include any Conduit Lender.

“Revolving Loans”:  as defined in Section 2.1(a).

“Revolving Unused Fee Rate”:  a rate per annum equal to 0.375%.

“S&P”:  Standard & Poor’s Ratings Services.

“Scheduled Termination Date”: December 31, 2020, as may be extended pursuant to Section 2.5(b).

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”:  the Administrative Agent, the Collateral Agent, the Issuing Lenders, the Lenders, the Cash Management Banks and each sub-agent appointed pursuant to Section 9.2 by the Administrative Agent with respect to matters related to the Facilities or by the Collateral Agent with respect to matters related to any Security Document.

“Security Documents”:  (a) the Financing Orders, (b) the applicable provisions of this Agreement (including Section 11) and (c) any other agreement or document executed and delivered by a Loan Party that grants or purports to grant a Lien on any assets of the Loan Parties in favor of the Collateral Agent to secure the Obligations.  The Security Documents (other than the Financing Orders) shall supplement, and shall not limit, the grant of a Lien on and security interest in the Collateral pursuant to the Financing Orders.

“Senior Permitted Liens”:  Liens described in clauses (a), (b), (c), (d), (e), (k), (m), (i), (n), (p), (q), (r), (s), (u) and (v) of Section 7.2, in each case that are required to be senior to the Obligations pursuant to applicable law or the contractual obligations (to the extent such contract and such requirement are entered into the ordinary course of business) pursuant to which such Lien arises.

“Significant Subsidiary”:  as defined in Article 1, Rule 1-02(w) of Regulation S-X of the Exchange Act as of the Closing Date, provided that notwithstanding the foregoing, no special purpose finance subsidiary shall constitute a Significant Subsidiary.  Unless otherwise qualified, all references to a “Significant Subsidiary” or to “Significant Subsidiaries” in this Agreement shall refer to a Significant Subsidiary or Significant Subsidiaries of PCG.

“Single Employer Plan”:  a Plan that is governed by Title IV of ERISA but that is not a Multiemployer Plan.

“Specified Exchange Act Filings”:  the Borrower’s Form 10-K annual report for the year ended December 31, 2017 and each and all of the Form 10-Ks, Form 10-Qs and Form 8-Ks (and to the extent applicable proxy statements) filed by the Borrower or PCG with the SEC after December 31, 2017 and prior to the date of this Agreement.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of PCG.

            “Successor Cases”: has the meaning assigned to such term in the Interim Order, or upon entry of the Final Order, in the Final Order, as applicable.

            “Swap Agreement”:  (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (b) any physical or financial commodity contract or agreement, power purchase or sale agreement, fuel purchase or sale agreement, environmental credit purchase or sale agreement, power transmission agreement, ancillary service agreement, commodity transportation agreement, fuel storage agreement, weather derivative, netting agreement (including a Netting Agreement), capacity agreement and commercial or trading agreement, each with respect to the purchase, sale or exchange of (or the option to purchase, sell or exchange), transmission, transportation, storage, distribution, processing, sale, lease or hedge of, any commodity, price or price indices for any such commodity or services or any other similar derivative agreements, and any other similar agreements; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Syndication Agent”:  Citibank, N.A., in its capacity as syndication agent.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Facility”:  the facility providing for the Term Loans.

“Term Loans”:  the Initial Term Loans, the Delayed Draw Term Loans and the Incremental Term Loans, collectively.

“Termination Date”:  the earliest to occur of (a) the Scheduled Termination Date, (b) the date that is five (5) Business Days after the Petition Date if the Interim Order Entry Date has not occurred by such date, (c) April 15, 2019, if the Final Order Entry Date has not occurred by such date, (d) the consummation of a sale of all or substantially all of the Debtors’ assets under Section 363 of the Bankruptcy Code, (e) the date of substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no earlier than the “effective date” thereof) of any Chapter 11 Plan and (f) the acceleration of any Loans and the termination of any then-outstanding Commitments as a result of the occurrence and continuation of an Event of Default.

“Total Available Revolving Commitments”:  (a) prior to the Full Availability Date, an amount equal to (i) the Interim Availability Amount minus (ii) the aggregate principal amount of Total Extensions of Revolving Credit outstanding and (b) on or after the Full Availability Date, an amount equal to (i) the aggregate amount of the Revolving Commitments minus (ii) the Total Extensions of Revolving Credit.

“Total Extensions of Revolving Credit”:  at any time, the aggregate amount of the Extensions of Revolving Credit of all Revolving Lenders at such time.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC”:  the New York UCC; provided, however, that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of a security interest is governed by the personal property security laws of any jurisdiction other than New York, “UCC” shall mean those personal property security laws as in effect in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or priority and for the definitions related to such provisions.

“United States”:  the United States of America.

“U.S. Person”:  any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Variance Report”:  as defined in Section 6.2(d).

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers”:  with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield”:  as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the three years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness in connection with the initial primary syndication thereof, but excluding any arrangement, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “Eurodollar Floor” or an “ABR floor”, (a) to the extent that the Eurodollar Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Yield and (b) to the extent that the Eurodollar Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Yield.  Any determination by the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices of the Yield of any Indebtedness shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent gross negligence or willful misconduct.

            1.2  Other Definitional Provisions and Interpretative Provisions.

(a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and, except as otherwise provided therein, in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Significant Subsidiaries defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)  The Borrower shall not be required to perform, nor shall it be required to guarantee the performance of, any of the affirmative covenants set forth in Section 6 that apply to any of its Significant Subsidiaries nor shall any of the Borrower’s Significant Subsidiaries be required to perform, nor shall any of such Significant Subsidiaries be required to guarantee the performance of, any of the Borrower’s affirmative covenants set forth in Section 6 or any of the affirmative covenants set forth in Section 6 that apply to any other Significant Subsidiary; provided, that nothing in this Section 1.2(e) shall prevent the occurrence of a Default or an Event of Default arising out of the Borrower’s failure to cause any Significant Subsidiary to comply with the provisions of this Agreement applicable to such Significant Subsidiary.

(f)   For the purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Loan” or “Eurodollar Revolving Borrowing”).

(g)  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

(h)  The following capitalized terms have the meaning ascribed to them in the New York UCC: “Accounts”, “Chattel Paper”, “Deposit Accounts”, “Documents”, “Equipment”, “General Intangibles”,

“Instruments”, “Inventory”, “Goods”, “Investment Property”, “Letter-of-Credit Rights”, “Commercial Tort Claims”, “Fixtures” and “Proceeds”.

SECTION 2.        AMOUNT AND TERMS OF COMMITMENTS

            2.1  Commitments.

(a)  Term Loans.

(i)               Subject to the terms and conditions hereof, each Lender having an Initial Term Loan Commitment severally agrees to make a term loan in Dollars (each, an “Initial Term Loan” and, collectively the “Initial Term Loans”) to the Borrower on the Full Availability Date, in an amount requested by the Borrower not to exceed for any such Lender, the Initial Term Loan Commitment of such Lender.

(ii)             Each Lender’s Initial Term Loan Commitment shall be terminated (A) upon the making of such Lender’s Initial Term Loan on the Full Availability Date in accordance with Section 2.1(a)(i), (B) with respect to each Lender that is not a Defaulting Lender, upon the funding of the Initial Term Loans by such Lender on the Full Availability Date in an aggregate amount less than the full amount of such Lender’s Initial Term Loan Commitment or (C) at the close of business on the date that is five Business Days after the Final Order Entry Date if the Full Availability Date shall not have occurred.

(iii)            Subject to the terms and conditions hereof, each Lender having a Delayed Draw Term Loan Commitment severally agrees to make term loans in Dollars (“Delayed Draw Term Loans”) to the Borrower from time to time (but not more than three times) during the Delayed Draw Commitment Period in such amounts requested by the Borrower not to exceed, in the aggregate, such Lender’s Delayed Draw Term Loan Commitment.  The aggregate amount of Delayed Draw Term Loans requested and borrowed from all Lenders on any Borrowing Date must be no less than $100,000,000 (or, if less, the remainder of the aggregate unused Delayed Draw Term Loan Commitments).

(iv)            Each Lender’s Delayed Draw Term Loan Commitment shall be (A) reduced on a dollar-for-dollar basis by the aggregate principal amount of any Delayed Draw Term Loans made by such Lender on or after the Full Availability Date in accordance with Section 2.1(a)(iii), (B) terminated upon the end of the Delayed Draw Commitment Period, (C) terminated upon the Borrower failing to borrow the full amount of the aggregate Initial Term Loan Commitments on the date of initial Borrowing of Initial Term Loans (other than in respect of the Initial Term Loan Commitments of any Defaulting Lenders) or (D) terminated at the close of business on the date that is five Business Days after the Final Order Entry Date if the Full Availability Date shall not have occurred.

(v)             The Term Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.  The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.  All Initial Term Loans and Delayed Draw Term Loans funded on or after the Full Availability Date will be of the same Type and, in the case of Eurodollar Loans, have the same Interest Periods and Eurodollar Rate as all other Eurodollar Initial Term Loans then outstanding (on a ratable basis if there is more than one Borrowing of Initial Term Loans then outstanding); provided that the initial Interest Period of any such Delayed Draw Term Loans that are Eurodollar Loans and funded after the Full Availability Date shall commence on the date funded and shall end on the last day of the then-current Interest Period for all Eurodollar Initial Term Loans then outstanding (on a ratable basis if there is more than one Borrowing of Eurodollar Initial Term Loans then outstanding).

(vi)            The Borrower shall repay all outstanding Term Loans on the Termination Date.

(b)  Revolving Loans.

(i)              Subject to the terms and conditions hereof, each Lender having a Revolving Commitment severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment; provided that, after giving effect to the Revolving Loans requested to be made, the Total Available Revolving Commitments shall not be less than zero; provided, further, that after the Full Availability Date, the Borrower shall not be permitted to make additional borrowings of Revolving Loans pursuant to this Section 2.1(b) until and unless the Delayed Draw Term Loan Commitments shall have been reduced to zero.  During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof; provided, however, that prior to the Full Availability Date the Borrower may not repay any outstanding Revolving Loans, in whole or in part.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.

(ii)            The Borrower shall repay all outstanding Revolving Loans, and the Revolving Commitments shall terminate, on the Termination Date.

            2.2  Procedures for Term Loan and Revolving Loan Borrowing.  The Borrower may borrow (x) under the Initial Term Loan Commitments on the Full Availability Date in accordance with Section 2.1(a), (y) under the Delayed Draw Term Loan Commitments during the Delayed Draw Commitment Period on any Business Day and (z) under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that, in each case, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent, unless otherwise agreed by the Administrative Agent, (a) with respect to Borrowings of the Initial Term Loans and the Delayed Draw Term Loans, prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, and (b) with respect to Borrowings of Revolving Loans, (x) in the case of Eurodollar Loans, prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, or (y) in the case of ABR Loans, prior to 1:00 P.M., New York City time, on the requested Borrowing Date) specifying (i) the amount, Class and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each Borrowing under the Initial Term Loan Commitments, the Delayed Draw Term Loan Commitments or the Revolving Commitments, as applicable, shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Initial Term Loan Commitments, aggregate Delayed Draw Term Loan Commitments or Total Available Revolving Commitments, as applicable, are less than $1,000,000, such lesser amount).  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Borrower at the Funding

Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Each such Borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

            2.3  Incremental Facilities.

(a)  The Borrower may, at any time or from time to time after the Full Availability Date, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “Incremental Term Loans”) or (ii) one or more increases in the aggregate amount of Revolving Commitments (each such increase, an “Incremental Revolving Commitment Increase”; together with the Incremental Term Loans, the “Incremental Facilities”) not to exceed the Incremental Amount available at any time any such Incremental Facility is funded or established, provided that both at the time of any such request and after giving effect to the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist.

(b)  Each tranche of Incremental Term Loans and each Incremental Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in clause (c) below).

(c)  Any Incremental Term Loans (i) shall rank pari passu in right of payment and of security with the Revolving Loans and all other Term Loans, (ii) shall mature on the Termination Date, (iii) shall have interest rates, interest margins, rate floors, fees and funding discounts determined by the Borrower and the Lenders thereof and (iv) other than pursuant to clause (iii) and the following proviso, shall have the same terms and conditions as the other Term Loans; provided that with respect to any Incremental Term Loans incurred during the period commencing on the Closing Date and ending on the date that is 450 days after the Closing Date, if the Yield for Eurodollar Loans or ABR Loans in respect of such Incremental Term Loans exceeds the Yield for Eurodollar Loans or ABR Loans in respect of the Initial Term Loans by more than 0.50%, the Applicable Margin for Eurodollar Loans or ABR Loans in respect of the Initial Term Loans shall be adjusted so that the Yield in respect of the Initial Term Loans is equal to the Yield for Eurodollar Loans or ABR Loans in respect of the Incremental Term Loans minus 0.50%.

(d)  Incremental Revolving Commitment Increases shall be on the same terms as the Revolving Credit Facility.

(e)  Each notice from the Borrower pursuant to this Section 2.3 shall set forth (i) the date (each, an “Incremental Effective Date”) on which the Borrower proposes that the Incremental Facility shall be effective, which shall be a date not less than three Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period approved by the Administrative Agent), (ii) the amount requested, (iii) the identity of each New Lender to whom the Borrower proposes any portion of such Incremental Facility be allocated and the amounts of such allocations and (iv) material proposed terms of the relevant Incremental Facility.  Incremental Term Loans may be made, and Incremental Revolving Commitment Increases may be provided, by any existing Lender at its sole discretion (it being understood that (i) no existing Lender will have an obligation to provide any portion of any Incremental Facility and (ii) the Borrower shall have no obligation to offer any existing Lender the opportunity to provide any portion of any Incremental Facility) or by a New Lender; provided that, with respect to any New Lender that is not an Affiliate of a Lender or an Approved Fund, the consent of the Administrative

Agent and the Issuing Lenders shall be required (such consents not to be unreasonably withheld) to the extent such consents would be required under Section 10.6.

(f)  Commitments in respect of Incremental Term Loans and Incremental Revolving Commitment Increases shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender or New Lender agreeing to provide such Commitment and the Administrative Agent (notwithstanding any provision to the contrary contained herein).  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.3 (notwithstanding any provision to the contrary in Section 10.1 of this Agreement).  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of the conditions in Section 5.2 and such other conditions as the parties thereto shall agree.  The Borrower may use the proceeds of the Incremental Term Loans and Incremental Revolving Commitment Increases for any purpose not prohibited by this Agreement.

(g)  In the event of any Incremental Revolving Commitment Increase, additional Revolving Loans made on or after the effectiveness thereof (the “Revolving Credit Re-Allocation Date”) shall be made pro rata based on the Percentages in respect of the Revolving Credit Facility in effect on and after such Revolving Credit Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making Extensions of Revolving Credit in excess of its Revolving Commitment, in which case such excess amount will be allocated to, and made by, New Lenders with new Revolving Commitments and/or Lenders with increased Revolving Commitments to the extent of, and pro rata based on, their respective Revolving Commitments otherwise available for Extensions of Revolving Credit), and continuations of Eurodollar Revolving Loans outstanding on such Revolving Credit Re-Allocation Date shall be effected by repayment of such Eurodollar Revolving Loans on the last day of the Interest Period applicable thereto and the making of new Eurodollar Revolving Loans pro rata based on such new Percentages in respect of the Revolving Credit Facility.  In the event that on any such Revolving Credit Re-Allocation Date there is an unpaid principal amount of ABR Revolving Loans, the Borrower shall make prepayments thereof and borrowings of ABR Revolving Loans so that, after giving effect thereto, the ABR Revolving Loans outstanding are held pro rata based on such new Percentages in respect of the Revolving Credit Facility.  In the event that on any such Revolving Credit Re-Allocation Date there is an unpaid principal amount of Eurodollar Revolving Loans, such Eurodollar Revolving Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Revolving Loans will be paid thereon to the respective Lenders holding such Eurodollar Revolving Loans pro rata based on the respective principal amounts thereof outstanding.

(h)  The Administrative Agent shall have received on or prior to the Incremental Effective Date, for the benefit of the Lenders, (i) a legal opinion of counsel to the Borrower covering substantially the same matters, to the extent appropriate, as the opinion rendered by counsel to the Borrower on the Closing Date and (ii) certified copies of resolutions of the board of directors of the Borrower authorizing the Borrower to borrow under the Incremental Facility.

            2.4  Fees

(a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) an unused fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Revolving Unused Fee Rate on the average daily unused Revolving Commitment of such Revolving Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

(b)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Delayed Draw Term Loan Commitment (other than a Defaulting Lender) an unused fee for the period from and including the Allocation Date to the last day of the Delayed Draw Commitment Period, computed at the Delayed Draw Unused Fee Rate on the outstanding Delayed Draw Term Loan Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Allocation Date.

(c)  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any written, duly executed fee agreements with the Administrative Agent and to perform any other obligations contained therein.

            2.5  Termination or Reduction of Commitments; Extension of Termination Date.

            (a)  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments of any Class or, from time to time, to reduce the amount of the Commitments of any Class; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Extensions of Revolving Credit would exceed the aggregate amount of Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.  Any reduction of Commitments of any Class shall be made pro rata among the applicable Lenders of such Class.

            (b)  The Borrower may elect to extend the Scheduled Termination Date from December 31, 2020 to a date that is no later than December 31, 2021 (the “Facility Extension Option”), and the Scheduled Termination Date shall be so extended upon the satisfaction (or waiver, in writing by the Required Lenders) of the following conditions precedent:

(i)               the Borrower shall have provided written notice to the Administrative Agent not less than 30 days and not more than 180 days prior to December 31, 2020 of its intention to exercise the Facility Extension Option;

(ii)             the Borrower shall have paid, or caused to be paid, an extension fee in the amount of 0.25% of the then outstanding Loans, L/C Obligations and unused Commitments on December 31, 2020 to the Administrative Agent, for distribution to the Lenders on a pro rata basis based on the respective Loans and unused Commitments held by each Lender; and

(iii)            as of December 31, 2020, no Default or Event of Default shall have occurred and be continuing.

If the Scheduled Termination Date shall have been extended in accordance with this Section, all references herein to the “Scheduled Termination Date” shall refer to the Scheduled Termination Date as so extended.

            2.6  Prepayments.

(a)  Voluntary Prepayments.  The Borrower may from time to time following the Full Availability Date prepay the Loans, in whole or in part, without premium or penalty (subject, in the case of prepayments of Initial Term Loans, to Section 2.6(c) and, in the case of prepayments of any Eurodollar Loans, to Section 2.15), upon irrevocable notice delivered to the Administrative Agent no later than (unless a shorter period is otherwise agreed by the Administrative Agent) 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than (unless a shorter period is otherwise agreed by the Administrative Agent) 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify whether the Loans being prepaid are Revolving Loans or Term Loans, the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans (and, in the case of Eurodollar Loans, the specific Borrowing(s) that are to be prepaid); provided that any such notice may state that it is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Any such prepayment shall be made by the Borrower pro rata among the applicable Lenders of the applicable Borrowing(s).

(b)  Mandatory Prepayments.

(i)            In the event and on each occasion that any Net Proceeds are received by or on behalf of PCG or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall,  within three Business Days after such Net Proceeds are received, prepay Term Loans in an amount equal to such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 180 days after receipt of such Net Proceeds to make capital expenditures useful to the business of PCG or any of its Subsidiaries or to acquire real property, equipment or other tangible assets to be used in the business of PCG or any of its Subsidiaries and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 180-day period (or within a period of 180 days thereafter if by the end of such initial 180-day period PCG or one or more of its Subsidiaries shall have entered into an agreement with a third party to make such capital expenditures or to acquire such real property, equipment or other tangible assets with such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied; provided, further that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, no prepayment shall be required pursuant to this paragraph unless the amount of Net Proceeds received in respect of all such events and not applied pursuant to the preceding proviso exceeds $500,000,000, at which point all such Net Proceeds that have otherwise not been applied pursuant to this Section 2.6(b) shall be used to prepay the Term Loans.

(ii)            To the extent practicable, the Borrower shall provide written notice of any prepayment pursuant to Section 2.6(b) no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which such notice shall include a reasonably detailed calculation of the amount of such prepayment.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  With respect to each prepayment of Term Loans required to be made pursuant to Section 2.6(b)(i), the Borrower may designate the Types of Term Loans and the specific Borrowing(s) that are to be prepaid.  Any such prepayment shall be made by the Borrower pro rata among the applicable Lenders of the applicable Borrowing(s).

(c)  In the event that, on or prior to the date that is six months after the Closing Date, (i) the Borrower prepays, repays, substitutes or replaces any Initial Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any Repricing Transaction resulting from an event described in clause (b) of the definition of the term “Prepayment Event”) or (ii) in connection with any Repricing Transaction referred to in clause (b) of the definition thereof, the Borrower causes any Lender to assign its Initial Term Loans pursuant to the penultimate paragraph of Section 10.1, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders (A) in the case of clause (i), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, substituted or replaced and (B) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction and that are required to be assigned by any Lender pursuant to the penultimate paragraph of Section 10.1.  All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

            2.7  Conversion and Continuation Options.

(a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

            2.8  Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) unless otherwise agreed by the Administrative Agent, no more than 25 Eurodollar Tranches shall be outstanding at any one time.

            2.9  Interest Rates and Payment Dates.

(a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)  Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)  (i) If all or a portion of the principal amount of, or premium on, any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a default rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2% per annum, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any unused fee, letter of credit fee, or any other fee payable (excluding any expenses or other indemnity) hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a default rate per annum equal to the rate then applicable to ABR Loans plus 2% per annum, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

            2.10  Computation of Interest and Fees.

(a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Base Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall constitute prima facie evidence of such amounts.  The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

            2.11  Inability to Determine Interest Rate.

(a)  If prior to the first day of any Interest Period:

(i)              the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii)            the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

(b)  If at any time the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.11(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Eurodollar Loans requested to be made shall be made as ABR Loans, (y) any Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.

            2.12  Pro Rata Treatment and Payments; Notes.

(a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the applicable Commitments of the Lenders shall be made pro rata according to the respective Percentages of the Lenders of the applicable Class of Commitments.

(b)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Class of Loans shall be made pro rata according to the respective outstanding principal amounts of such Class of Loans then held by the Lenders.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.

(c)  Notwithstanding anything to the contrary herein, all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, Reimbursement Obligations, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 4:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders or the Issuing Lenders, as applicable, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans from the Borrower within 30 days after written demand therefor.

(e)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note (a “Note”) of the Borrower evidencing any Class of Loans of such Lender, substantially in the form of Exhibit D-1 (in the case of Term Loans) and D-2 (in the case of Revolving Loans), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of Loans on the Closing Date.

(g)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.4 or 2.12(d), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent hereunder for the account of such Lender for the benefit of the Administrative Agent or any Issuing Lender to satisfy such Lender’s obligations to the Administrative Agent or such Issuing Lender, as the case may be, under such Section until all such unsatisfied obligations are fully paid, and/or (ii) so long as such Lender is a Defaulting Lender, hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

            2.13  Change of Law.

(a)  If a Change of Law shall:

(i)               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Letters of Credit or Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)             impose, modify or hold applicable any reserve, special deposit, compulsory loan, Federal Deposit Insurance Corporation insurance charge or other similar insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any Lender or any Issuing Lender that is not otherwise included in the determination of the Eurodollar Rate, which requirements are generally applicable to advances, loans and other extensions of credit made by such Lender or such Issuing Lender; or

(iii)            impose on any Lender or any Issuing Lender any other condition that is generally applicable to loans made by such Lender or Letters of Credit issued by such Issuing Lender or participations therein by a Lender;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient, by an amount that such Lender or such other Recipient deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Recipient, within ten Business Days after its demand, any additional amounts necessary to compensate such Lender or such other Recipient for such increased cost or reduced amount receivable.  If any Lender or other Recipient becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided, however, that no Lender or other Recipient shall be entitled to demand such compensation more than 90 days following (x) the last day of the Interest Period in respect of which such demand is made or (y) the repayment of the Loan in respect of which such demand is made, and no Issuing Lender shall be entitled to demand such compensation more than 90 days following the expiration or termination (by drawing or otherwise) of the Letter of Credit issued by it in respect of which such demand is made.

(b)  If any Lender or any Issuing Lender shall have determined that a Change of Law regarding capital or liquidity requirements shall have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or the capital of any corporation controlling such Lender or such Issuing Lender as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, such Issuing Lender or such corporation could have achieved but for such Change of Law (taking into consideration such Lender’s, such Issuing Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or such Issuing Lender to be material, then from time to time, after submission by such Lender or such Issuing Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or such Issuing Lender such additional amount or amounts as will compensate such Lender, such Issuing Lender or such corporation for such reduction.

(c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, any Issuing Lender or any other Recipient to the Borrower (with a copy to the Administrative Agent) shall constitute prima facie evidence of such costs or amounts.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender, any Issuing Lender or any other Recipient pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender, such Issuing Lender or such other Recipient notifies the Borrower of such Lender’s, such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect not to exceed twelve months.  The obligations of the Borrower pursuant to this Section shall survive for 90 days after the termination of this Agreement and the payment of the Loans and all other amounts then due and payable hereunder.

            2.14  Taxes.

(a)  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable laws.  If any applicable laws (as determined in the good faith discretion of any Loan Party or the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or any Loan Party, then (A) the applicable Loan Party or the Administrative Agent shall withhold or make such deductions as are determined by the applicable Loan Party or the Administrative Agent to be required, (B) the applicable Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)  (i)  The Loan Parties shall, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or another Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or another Recipient, shall be conclusive absent manifest error.

(ii)            Each Lender and each Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such Issuing Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s or such Issuing Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (z) the Administrative Agent against any Excluded Taxes attributable to such Lender or such Issuing Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender or any Issuing Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and each Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by a Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 2.14, the applicable Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)  (i)  Any Lender or any Issuing Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender or any Issuing Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or such Issuing Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s or any Issuing Lender’s reasonable judgment such completion, execution or submission would subject such Lender or such Issuing Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or such Issuing Lender.

(ii)            Without limiting the generality of the foregoing,

(A)   any Lender or any Issuing Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender or such Issuing Lender becomes a Lender or an Issuing Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender or such Issuing Lender is exempt from U.S. federal backup withholding tax;

(B)   any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or an Issuing Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                executed originals of IRS Form W-8ECI;

(III)              in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable;

(IV)              to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; or

(V)                notwithstanding anything to the contrary set forth in this Section 2.14(e), each Foreign Lender shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender or an Issuing Lender under this Agreement, forms described in Sections 2.14(e)(ii)(B)(I), (II), (III) or (IV), as applicable, establishing a complete exemption from U.S. federal withholding Tax with respect to amounts payable to such Foreign Lender under this Agreement; provided, however, that a Foreign Lender shall not be required to deliver forms establishing a complete exemption from U.S. federal withholding Tax with respect to amounts payable to such Foreign Lender under this Agreement pursuant to this Section 2.14(e)(ii)(B)(V) to the extent that, due to a Change of Law, such Foreign Lender is unable to do so.

(C)   any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or an Issuing Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)   if a payment made to a Lender or any Issuing Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or such Issuing Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Issuing Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or such Issuing Lender has complied with such Lender’s or such Issuing Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)            Each Lender and each Issuing Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)  Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Lender, or have any obligation to pay to any Lender or any Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Lender, as the case may be.  If any Recipient determines, in its sole discretion, that it has received a refund of, or credit with respect to, any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.14 (any such refund or credit, a “Tax Benefit”), it shall pay to the indemnifying party an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by the indemnifying party under this Section 2.14 with respect to the Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit), provided that the indemnifying party, upon the request of the Recipient, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such Tax Benefit to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such Tax Benefit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)  Each party’s obligations under this Section 2.14 shall survive for one year after the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.15  Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss (other than the loss of Applicable Margin) or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive for 90 days after the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            2.16  Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole but reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no unreimbursed economic disadvantage or any legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14.

            2.17  Replacement of Lenders.  The Borrower shall be permitted to replace any Lender with a Commitment in a particular Class that (a) requests (on its behalf or any of its Participants) reimbursement for amounts owing pursuant to Section 2.13 or 2.14 or (b) in the case of a Revolving Lender, becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.16 which eliminates the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14, (iv) the replacement financial institution shall purchase, at par, all Loans of such Class and other amounts owing to such replaced Lender with respect to such Class on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

            2.18  Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Lender becomes a Defaulting Lender, then, until such time as that Revolving Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)  any payment of principal, interest, fees or other amounts (other than those described in Section 2.18(b)) received by the Administrative Agent for the account of that Defaulting Lender in its capacity as a Revolving Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Lender hereunder; third, if so requested by any Issuing Lender with a Letter of Credit outstanding or with unreimbursed drawings owing under a Letter of Credit, to be held as cash collateral in respect of such Defaulting Lender’s Percentage of such L/C Obligations; fourth, if so determined by the Administrative Agent or requested by any Issuing Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any L/C Obligations; fifth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; sixth, if so determined by the Borrower with the consent of the Administrative Agent, not to be unreasonably withheld, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Loans under this Agreement; seventh, to the payment of any amounts owing to the Revolving Lenders or any Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and ninth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Revolving Loans or unreimbursed drawings under Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share such payment shall be applied solely to pay the Revolving Loans and unreimbursed drawings under Letters of Credit of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of that Defaulting Lender or participating interests of that Defaulting Lender in unreimbursed drawings under Letters of Credit. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18(a) shall be deemed paid to and redirected by that Defaulting Lender, and each Revolving Lender irrevocably consents hereto;

(b)  that Defaulting Lender shall be entitled to receive interest on Revolving Loans and Participation Amounts funded by such Revolving Lender prior to the period in which such Revolving Lender became a Defaulting Lender or during the period in which such Revolving Lender is a Defaulting Lender;

(c)  during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Revolving Lender that is a non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4, the Percentage of each such non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in L/C Obligations shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Extensions of Revolving Credit of such non-Defaulting Lender;

(d)  if the reallocation described in paragraph (c) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (after giving effect to any partial reallocation pursuant to paragraph (c) above) deposit cash with the Administrative Agent as collateral to secure such Defaulting Lender’s Percentage of any outstanding L/C Obligations for so long as any such L/C Obligations are outstanding; and

(e)  that Defaulting Lender’s right to approve or disapprove any amendment, supplement, modification, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and  Section 10.1.

If the Borrower, the Administrative Agent and each Issuing Lender reasonably determine in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans and Participation Amounts of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their applicable Percentages (without giving effect to Section 2.18(c)), whereupon that Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Lender.

Cash collateral held by the Administrative Agent to reduce Fronting Exposure shall be released to the applicable Revolving Lender promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 10.6)); (ii) the Administrative Agent’s good faith determination that there exists excess cash collateral; and (iii) the termination of the Revolving Commitment Period and the repayment in full of all outstanding Revolving Loans and L/C Obligations.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender having an Initial Term Loan Commitment, a Delayed Draw Term Loan Commitment or Incremental Term Loan Commitment becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender of the relevant Class irrevocably consents hereto.

            2.19  Priority and Liens.  All of the Obligations shall at all times from and after the Petition Date:

(a)  pursuant to Section 364(c)(1) of the Bankruptcy Code, constitute allowed superpriority administrative expense claims against the Loan Parties in each of the Cases and any Successor Case, on a joint and several basis (without the need to file any proof of claim), with priority in payment over any and all other administrative expense claims, secured claims, unsecured claims and all other claims against the Loan Parties, now existing or hereafter arising, of any kind or nature whatsoever (the “DIP Superpriority Claim”), including, without limitation, all administrative expenses of the kind specified in or ordered pursuant to Sections 105, 326, 328, 330, 331, 364, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113 or 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code or applicable non-bankruptcy law, which claims shall for purposes of Section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under Section 503(b) of the Bankruptcy Code, and which DIP Superpriority Claims shall be payable from and have recourse to all pre- and postpetition property of the Loan Parties and all proceeds thereof, including all Collateral (including, from and after the Final Order Entry Date, subject to the approval of the Bankruptcy Court in the Final Order, all proceeds of claims or causes of action under Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code (collectively, “Avoidance Actions”)), subject only to the Carve-Out;

(b)  pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by a valid, fully and automatically perfected, continuing, enforceable, non-avoidable first priority security interest and Lien on the Collateral of each Loan Party, to the extent such Collateral is not subject to (x) a valid, perfected and non-avoidable Lien in favor of a third party that was in existence on the Petition Date or (y) a valid and non-avoidable Lien in favor of a third party that was in existence on the Petition Date and was perfected subsequent to the Petition Date solely to the extent permitted by Section 546(b) of the Bankruptcy Code (the “Permitted Prior Liens”), subject only to the Senior Permitted Liens and the Carve-Out; and

(c)  pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by a valid, fully and automatically perfected, continuing, enforceable, non-avoidable junior security interest and Lien on the Collateral of each Loan Party to the extent subject to Permitted Prior Liens, subject to (i) such Permitted Prior Liens, (ii) the Senior Permitted Liens and (iii) the Carve-Out.

            2.20  No Discharge; Survival of Claims.  Each of the Loan Parties agrees (a) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Chapter 11 Plan that is not an Acceptable Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the DIP Superpriority Claims granted to the Secured Parties pursuant to the Financing Orders and the Liens granted to the Secured Parties pursuant to the Financing Orders shall not be affected in any manner by the entry of an order confirming a Chapter 11 Plan that is not an Acceptable Plan.

SECTION 3.        LETTERS OF CREDIT

            3.1  L/C Commitment.

(a)  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby and sight commercial letters of credit (the letters of credit issued pursuant to this Section 3, collectively, the “Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall issue, amend, extend or renew any Letter of Credit if, after giving effect to such issuance, amendment, extension or renewal, (i) the aggregate amount of L/C Obligations owed by the Borrower to any Issuing Lender shall exceed the amount of such Issuing Lender’s L/C Commitment (or such higher amount agreed upon in writing between the Borrower and such Issuing Lender), (ii) the L/C Obligations would exceed the L/C Commitment (or, prior to the Full Availability Date, the Interim L/C Availability Amount) or (iii) the Total Available Revolving Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars and, (ii) subject to the second paragraph of Section 3.2, expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the fifth Business Day prior to the Scheduled Termination Date.

(b)  No Issuing Lender shall at any time be obligated to issue, amend, extend or renew any Letter of Credit hereunder if such issuance, amendment, extension or renewal would (i) conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) violate one or more policies of the Issuing Lender applicable to letters of credit generally or (iii) violate any order, judgment, or decree of any Governmental Authority that, by its terms, purports to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender.  No Issuing Lender shall be under any obligation to issue, amend, extend or renew any Letter of Credit that is not a standby Letter of Credit, unless otherwise agreed by such Issuing Lender. In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, no Issuing Lender shall be required to issue or arrange for such Letter of Credit to the extent the Issuing Lender is not reasonably satisfied that the Defaulting Lender’s L/C Obligations with respect to such Letter of Credit have been reallocated and/or Cash Collateralized pursuant to Section 2.18.

(c)  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such

Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(d)  For all purposes of this Agreement, if on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any rule of law or uniform practices to which any Letter of Credit is subject (including Rule 3.13 and Rule 3.14 of the ISP) or similar terms in the Letter of Credit itself that permit a drawing to be made under such Letter of Credit after the expiration thereof, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

            3.2  Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request.  Concurrently with the delivery of an Application to an Issuing Lender, the Borrower shall deliver a copy thereof to the Administrative Agent and the Administrative Agent shall provide notice of such request to the L/C Participants.  Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto).  Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. The Borrower is responsible for the final text of the Letter of Credit as issued by an Issuing Lender, irrespective of any assistance such Issuing Lender may provide such as drafting or recommending text or by Issuing Lender’s use or refusal to use text submitted by the Borrower. The Borrower is solely responsible for the suitability of the Letter of Credit for the Borrower’s purposes. The Borrower irrevocably appoints each Issuing Lender as its attorney-in-fact and authorizes each Issuing Lender, without notice to the Borrower, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrower is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof), and shall provide a copy of such Letter of Credit to the Administrative Agent as soon as possible after the date of issuance.  Unless otherwise expressly agreed by an Issuing Lender and the Borrower, when a Letter of Credit is issued (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

If the Borrower so requests in any applicable Application, the Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Termination Date; provided, however, that the Issuing Lender shall not permit any such extension if (x) such extension would extend the expiry date beyond the fifth Business Day prior to the Scheduled Termination Date or (y) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

            3.3  Fees and Other Charges.

(a)  The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Revolving Loans, shared ratably among the Revolving Lenders having a Revolving Commitment (other than Defaulting Lenders to the extent provided in Section 2.18) in accordance with their respective Percentages of the Revolving Credit Facility and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee in an amount equal to 0.125% per annum of the aggregate drawable amount of all outstanding Letters of Credit issued by such Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)  In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending, renewing or otherwise administering any Letter of Credit.

            3.4  L/C Participations.

(a)  Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each drawing paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a drawing is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant’s Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)  If any amount (a “Participation Amount”) required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is not paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, which shall promptly notify the L/C Participants, and each L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans.  A certificate of the Administrative Agent submitted on behalf of an Issuing Lender to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)  Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.

            3.5  Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse each Issuing Lender on (i) the Business Day on which the Borrower receives notice from an Issuing Lender of a drawing on a Letter of Credit issued by such Issuing Lender and paid by such Issuing Lender, if such notice is received on such Business Day prior to 11:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day on which the Borrower receives such notice, for the amount of (a) such drawing so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment which are obligations of the Borrower hereunder (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”).  Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.  If the Borrower fails to make such payment in accordance with the foregoing, such failure shall be deemed to constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.1 of ABR Revolving Loans in an amount equal to the Payment Amount.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans could be made, pursuant to Section 2.1, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

            3.6  Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower. The liability of an Issuing Lender under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrower that is caused directly by the Issuing Lender’s gross negligence or willful misconduct, in each case as determined in a final non-appealable judgment of a court of competent jurisdiction, in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining documents presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication presented under a Letter of Credit (collectively, “Drawing Documents”).  The Borrower’s aggregate remedies against the Issuing Lender for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrower to the Issuing Lender in respect of the honored presentation in connection with such Letter of Credit under Section 3.5, plus interest at the rate then applicable to ABR Loans that are Revolving Loans hereunder.

            3.7  Letter of Credit Payments.  If any documents shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof.  The responsibility of the relevant Issuing Lender to the Borrower in connection with any documents presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited, in the absence of gross negligence or willful misconduct, in each case as determined in a final non-appealable judgment of a court of competent jurisdiction, to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

            3.8  Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

            3.9  Actions of Issuing Lenders.  Each Issuing Lender shall be entitled to rely, and shall be fully protected in relying, upon any draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or

Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuing Lender.  Each Issuing Lender shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate (provided that no Issuing Lender shall be under any obligation to obtain such advice or concurrence and no L/C Participant’s obligations hereunder shall be affected by the seeking or the failure to seek any such advice or concurrence) or it shall first be indemnified to its reasonable satisfaction by the L/C Participants against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Notwithstanding any other provision of this Section, as between the Issuing Lenders and the L/C Participants, each Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the L/C Participants and any future holders of a participation in any Letter of Credit (provided that no Issuing Lender shall be under any obligation to obtain such request and no L/C Participant’s obligations hereunder shall be affected by the seeking or the failure to seek any such request).

            3.10  Borrower’s Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each L/C Participant, each Issuing Lender (and each of its branches, Affiliates and correspondents) and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such L/C Participant, such Issuing Lender or the Administrative Agent may incur (or which may be claimed against such L/C Participant, such Issuing Lender or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which such Issuing Lender may incur by reason of or in connection with (i) the failure of any other L/C Participant to fulfill or comply with its obligations to an Issuing Lender hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of an Issuing Lender issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such Issuing Lender, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any L/C Participant, any Issuing Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit as determined in a final non-appealable judgment of a court of competent jurisdiction or (y) such Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  Nothing in this Section is intended to limit the obligations of the Borrower under any other provision of this Agreement. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

            3.11  Lenders’ Indemnification.  Each L/C Participant shall, ratably in accordance with its Percentage, indemnify each Issuing Lender, its Affiliates, branches and correspondents and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit in each case as determined in a final non-appealable judgment of a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Section or any action taken or omitted by such indemnitees hereunder. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

SECTION 4.        REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Loan Parties hereby represent and warrant to the Administrative Agent and each Lender, on the Closing Date and on the date of each Credit Event hereunder after the Closing Date, that:

            4.1  Financial Condition. (a) The audited consolidated balance sheet of PCG and its consolidated Subsidiaries as of December 31, 2017, and the related consolidated statements of income and cash flows for the fiscal year ended on such date, reported on by Deloitte & Touche LLP, and (b) the unaudited consolidated balance sheet of PCG and its consolidated Subsidiaries as of September 30, 2018, and the related consolidated statements of income and cash flows for the portion of the fiscal year ended on such date, each delivered to the Administrative Agent prior to the date hereof, (i) present fairly in all material respects the consolidated financial condition of PCG and its consolidated Subsidiaries as of such dates, and its consolidated income and its consolidated cash flows for the respective fiscal year or portion of the fiscal year then ended, and (ii) have been prepared in accordance with GAAP applied consistently throughout the periods involved, subject, in the case of the financial statements described in clause (b) above, to normal year-end and financial closing audit adjustments and the absence of certain footnotes.

            4.2  No Change.  Since the Petition Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

            4.3  Existence; Compliance with Law.  Each of PCG, the Borrower and their Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the organizational power and organizational authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.4  Power; Authorization; Enforceable Obligations.  Subject to the entry of the Financing Orders, each Loan Party has the organizational power and organizational authority to make, deliver and perform the Loan Documents to which it is a party and to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) any consent, authorization or filing that may be required in the future the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect, (iii) applicable Requirements of Law prior to foreclosure or other exercise of remedies hereunder and (iv) the entry of the Financing Orders.  This Agreement has been, and each other Loan Document upon execution and delivery will be, duly executed and delivered by all Loan

Parties party thereto.  Subject to the entry of the Financing Orders, this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, laws of general application related to the enforceability of securities secured by real estate and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (y) applicable Requirements of Law prior to foreclosure or other exercise of remedies hereunder.

            4.5  No Legal Bar.  Subject to the entry of the Financing Orders, the execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate in any material respect any Requirement of Law or any Contractual Obligation of PCG, the Borrower or any of their Significant Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents and the Financing Orders).

            4.6  Litigation. (a)   No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against PCG, the Borrower or any of their Significant Subsidiaries or against any of their material respective properties or revenues with respect to any of the Loan Documents.

(b)  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against PCG, the Borrower or any of their Significant Subsidiaries or against any of their material respective properties or revenues, except as disclosed in the Specified Exchange Act Filings, that could reasonably be expected to have a Material Adverse Effect.

            4.7  No Default.  No Default or Event of Default has occurred and is continuing.

            4.8  Taxes.  PCG, the Borrower and each of their Significant Subsidiaries has filed or caused to be filed all Federal and state returns of income and franchise taxes imposed in lieu of net income taxes and all other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or with respect to any claims or assessments for taxes made against it or any of its property by any Governmental Authority (other than (i) any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of PCG, the Borrower or any of their Significant Subsidiaries, as applicable, (ii) claims which could not reasonably be expected to have a Material Adverse Effect and (iii) any amounts that need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code).  No material tax Liens have been filed against PCG, the Borrower or any of its Significant Subsidiaries other than (A) Liens for taxes which are not delinquent or (B) Liens for taxes which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of PCG, the Borrower or any of their Significant Subsidiaries, as applicable.

            4.9  Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

            4.10  ERISA.  Except as would not, individually or in the aggregate, reasonably be expected to, result in a Material Adverse Effect:  (i) no Reportable Event has occurred during the six year period prior to the date on which this representation is made or deemed made with respect to any Plan, (ii) each Plan has complied with the applicable provisions of ERISA and the Code and applicable laws, (iii) there has been no (a) failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; or (b) “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA) with respect to any Plan, whether or not waived, (iv) no termination of a Single Employer Plan has occurred, (v) no Lien in favor of a Plan, Multiemployer Plan, or the PBGC has arisen which remains as of the date this representation is made, (vi) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans under Section 430 of the Code) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, (vii) neither the Borrower nor any Commonly Controlled Entity has had, or has received notice from a Multiemployer Plan regarding, a complete or partial withdrawal from any Multiemployer Plan, (viii) (a) neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any Commonly Controlled Entity were to withdraw completely from any Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, and (b) no such Multiemployer Plan is in ERISA Insolvency, (ix) there has been no incurrence by the Borrower or any Commonly Controlled Entity of any liability pursuant to Section 4063 or 4064 of ERISA or a substantial cessation of operations with respect to a Plan within the meaning of Section 4062(e) of ERISA; (x) there has been no filing of or receipt by the Borrower or any Commonly Controlled Entity (or the plan administrator of any Plan) of a notice of intent to terminate a Single Employer Plan under, or the treatment of a plan amendment as a termination under, Section 4041 of ERISA; (xii) there has been no (a) appointment of a trustee to administer, or (b) institution by the PBGC of proceedings to terminate, a Plan subject to Title IV of ERISA other than a Multiemployer Plan or receipt by the Borrower or Commonly Controlled Entity (or the plan administrator of a Plan) of a notice by the PBGC seeking the appointment of a trustee to administer the Plan under Section 4042 of ERISA where such proceedings continue unstayed or in effect for more than 60 days, or such notice is not withdrawn by the PBGC within 60 days following delivery by PBGC; (xiii) there has been no posting of a bond or security under Section 436(f) of the Code with respect to any Plan; (xiv) there are no pending, or to the knowledge of the Borrower, threatened, claims, actions or lawsuits against the Borrower, any Commonly Controlled Entity, or any Plan, by any Plan, Multiemployer Plan, any participant therein, the PBGC, or any Governmental Authorities, with respect to any Plan or Multiemployer Plan (other than routine claims for benefits), and (xv) no material tax liability has been incurred with respect to any Plan (including Sections 4975, 4980B, 4980D, 4980H and 4980I of the Code, as applicable).  No Plan is subject to the laws outside of the United States.

            4.11  Investment Company Act; Other Regulations.  The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  On the date hereof, the Borrower is not subject to regulation under any Requirement of Law (other than (a) Regulation X of the Board, (b) Sections 817-830, and Sections 701 and 851 of the California Public Utilities Code, to the extent not superseded by the Bankruptcy Code and (c) the Bankruptcy Code) that limits its ability to incur Indebtedness under this Agreement.

            4.12  Use of Proceeds.  The proceeds of the Initial Term Loans, Revolving Loans and the Letters of Credit shall be used (i) for working capital and general corporate purposes and (ii) to pay fees, costs and expenses incurred in connection with the transactions contemplated by the Loan Documents and professional and other fees and costs of administration incurred in connection with the Cases. For the avoidance of doubt, the proceeds of the Initial Term Loans may be used to repay outstanding Revolving Loans.

            4.13  Environmental Matters.  Except as disclosed in the Specified Exchange Act Filings, the Borrower and its Significant Subsidiaries are not subject to any pending or outstanding violations or liabilities under Environmental Laws or relating to the disposal, spill or other release of Materials of Environmental Concern that would reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Borrower, there are no facts, circumstances or conditions that could reasonably be expected to give rise to such violations or liabilities.

            4.14  Regulatory Matters.  Solely by virtue of the execution, delivery and performance of, or the consummation of the transactions contemplated by this Agreement, no Lender shall be or become subject to regulation (a) under the FPA or (b) as a “public utility” or “public service corporation” or the equivalent under any Requirement of Law.

            4.15  Sanctions; Anti-Corruption.  None of the Borrower, any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, agent, Affiliate or employee of the Borrower or any of its Subsidiaries, or the Guarantor, is currently listed on the Specially Designated Nationals and Blocked Persons List or otherwise the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). None of the Borrower, any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, Affiliate or employee of the Borrower or any of its Subsidiaries, or the Guarantor, has taken any action, directly or indirectly, that would result in a violation in any material respect by any such Person of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or of any other anti-bribery or anti-corruption laws, rules, regulations legally applicable to such parties (collectively, “Anti-Corruption Laws”).

            4.16  Security Interest.  The Interim Order is (and the Final Order when entered will be) effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the Collateral and the proceeds thereof without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents with the priorities set forth in the Financing Orders.

            4.17  Financing Orders.

(a)  The Interim Order or, at all times after its entry by the Bankruptcy Court, the Final Order, is in full force and effect, and has not been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner that is adverse to the Lenders, without the consent (not to be unreasonably withheld) of the Administrative Agent.

(b)  Upon the occurrence of the Termination Date, the Lenders shall, subject to the provisions of Section 8, the applicable provisions of the applicable Financing Order and Requirements of Law, be entitled to immediate payment of the Obligations, and to enforce the remedies provided for under the Loan Documents in accordance with the terms thereof and such Financing Order, as applicable, without further application to or order by the Bankruptcy Court.

            4.18  Superpriority Claims; Liens.  Upon the entry of each of the Interim Order and the Final Order, each such Financing Order and the Loan Documents are sufficient to provide the DIP Superpriority Claims and security interests and Liens on the Collateral of the Loan Parties described in, and with the priority provided in, the Loan Documents.

            4.19  Disclosure.  As of the Closing Date, all written information relating to the Loan Parties, their Subsidiaries and their respective businesses, other than any financial projections and information of a general economic or industry specific nature, that has been provided by or on behalf of the Loan Parties to the Administrative Agent or the Lenders in connection with the transactions contemplated hereby does not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements thereto).  The Projections that have been made available to any Lenders or the Administrative Agent prior to the Closing Date in connection with the Facilities have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date such Projections were furnished to the Lenders and as of the Closing Date (it being understood that actual results may vary materially from such Projections and such Projections are not a guarantee of performance).  As of March 26, 2018, the Loan Parties were not engaged in any material transaction with a related person that would have been required to be reported pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1933, as amended from time to time, other than as set forth in the Loan Parties’ joint proxy statement filed with the SEC on Schedule 14A on March 26, 2018.

SECTION 5.        CONDITIONS PRECEDENT

            5.1  Conditions to the Closing Date.  The occurrence of the Closing Date and the effectiveness of this Agreement is subject to the satisfaction (or waiver, in writing, by the Administrative Agent) of the following conditions precedent:

(a)  Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by each Loan Party.

(b)  Cases; Debtors.  The Cases shall have been commenced, and all debtors and debtors-in-possession in the Cases shall be Loan Parties.

(c)  Fees.  Substantially concurrently with the funding of the Loans on the Closing Date, the Lenders, the Arrangers, the Administrative Agent and the Collateral Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented at least one Business Day prior to the Closing Date (including the reasonable fees and expenses of legal counsel of the Administrative Agent) shall have been paid.

(d)  Closing Certificate; Certified Articles of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, including the articles of incorporation or other equivalent organizational document of such Loan Party certified as of a recent date by the Secretary of State (or other similar official) of such Loan Party’s jurisdiction of organization, and (ii) a good standing certificate for each Loan Party from the Secretary of State (or other similar official) of such Loan Party’s jurisdiction of organization (to the extent such concept or a similar concept exists under the laws of such jurisdiction); such closing certificate shall contain a confirmation by the Borrower that the conditions precedent set forth in this Section 5.1 have been satisfied.

(e)  Legal Opinion. The Administrative Agent shall have received the New York and U.S. federal law legal opinion of Cravath, Swaine & Moore LLP, special New York counsel to the Loan Parties, in a form reasonably satisfactory to it.

(f)  Representations and Warranties.  Each of the representations and warranties made by the Loan Parties in this Agreement that does not contain a materiality qualification shall be true and correct in all material respects on and as of the Closing Date, and each of the representations and warranties made by the Loan Parties in this Agreement that contains a materiality qualification shall be true and correct on and as of the Closing Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects, or true and correct, as the case may be, as of such earlier date).

(g)  No Default.  No Default or Event of Default shall have occurred and be continuing.

(h)  Collateral.  The Collateral Agent shall have received a valid and perfected security interest in the Collateral covered by the Security Documents (to the extent and with the priority contemplated therein), it being understood and agreed that security and perfection provisions in the Interim Order shall be deemed to satisfy this condition precedent upon the entry thereof.

(i)  13-Week Forecast.  The Administrative Agent and the Lenders shall have received a 13-Week Forecast, beginning with and inclusive of the week ended February 2, 2019.

(j)  DIP Projections.  The Administrative Agent and the Lenders shall have received financial projections for the Debtors through December 31, 2020 (the “Projections”) (it being acknowledged and agreed by the Administrative Agent and the Lenders that such Projections were contained in the Lender Presentation, dated January 23, 2019, provided to the Administrative Agent and the Lenders).

(k)  Interim Order.  The Interim Order shall have been entered by the Bankruptcy Court in the Cases not later than 5 Business Days after the date of commencement of the Cases and shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner that is adverse to the Lenders, without the consent (not to be unreasonably withheld) of the Administrative Agent.

(l)  First Day Orders.  The Administrative Agent shall have received evidence of the entry of all First Day Orders, in form and substance reasonably satisfactory to the Administrative Agent.

(m)  Trustees and Examiners.  No trustee or examiner with enlarged powers (having powers beyond those set forth in Sections 1106(a)(3) and 1106(a)(4)) shall have been appointed with respect to the operations or the business of the Debtors.

(n)  KYC Information.  At least three (3) Business Days prior to the Closing Date, the Administrative Agent and each Lender shall have received all documentation and information relating to the Loan Parties as is reasonably requested in writing by the Administrative Agent and/or any such Lender at least ten (10) Business Days prior to the Closing Date that is required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.  If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and the Administrative Agent or any Lender so request at least five Business Days prior to the Closing Date, then at least one Business Day prior to the Closing Date, the Borrower shall have delivered to the Administrative Agent and/or any such Lender a Beneficial Ownership Certification in relation to the Borrower.

(o)  Absence of Proceedings.  As of the Closing Date, other than with respect to matters that have been publicly disclosed in a manner reasonably designed to achieve broad dissemination, there shall not be any action, suit, investigation, litigation or proceeding, or regulatory action or proceeding, pending or, to the knowledge of the Borrower, threatened that is not stayed and that could reasonably be expected to result in a material adverse change to the Loan Parties’ business, taken as a whole.

            5.2  Conditions to Each Credit Event.  The agreement of each Lender to make any Loan or to issue or extend the expiry date under, or participate in, a Letter of Credit (other than the extension of a Letter of Credit pursuant to the evergreen provisions therein) (each, a “Credit Event”), including each Issuing Lender to issue a Letter of Credit, on any date (including any Credit Event to occur on the Closing Date) is subject to the satisfaction (or waiver, in writing, by the Administrative Agent) of the following conditions precedent:

(a)  Representations and Warranties.  Each of the representations and warranties made by the Loan Parties in this Agreement that does not contain a materiality qualification shall be true and correct in all material respects on and as of the date of such Credit Event as if made on and as of such date, and each of the representations and warranties made by the Loan Parties in this Agreement that contains a materiality qualification shall be true and correct on and as of such date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects, or true and correct, as the case may be, as of such earlier date).

(b)  No Default.  No Default or Event of Default shall have occurred and be continuing on the date of such Credit Event or after giving effect to the Credit Event requested to be made on such date.

(c)  Financing Order.  The Interim Order or the Final Order, as the case may be, shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner that is adverse to the Lenders, without the consent (not to be unreasonably withheld) of the Administrative Agent.

(d)  Borrowing Notice.  The Administrative Agent shall have received a notice of borrowing in accordance with the requirements of Section 2.2.

Each borrowing of Loans hereunder, and each request by the Borrower for the issuance of or extension of an expiry date under a Letter of Credit hereunder (other than the extension of a Letter of Credit pursuant to the evergreen provisions therein), shall constitute a representation and warranty by the Borrower as of the date of such Credit Event that the conditions contained in this Section 5.2 have been satisfied.

            5.3  Conditions to Borrowing on the Full Availability Date.  The obligation of each Lender to make Loans hereunder and of each Issuing Lender to issue Letters of Credit hereunder in an aggregate amount in excess of the Interim Availability Amount is subject to the satisfaction (or waiver, in writing, by the Administrative Agent) of the following conditions precedent:

            (a)  Final Order.  The Final Order shall have been entered by the Bankruptcy Court in the Cases and shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner that is adverse to the Lenders, without the consent (not to be unreasonably withheld) of the Administrative Agent.

(b)  General Conditions. The conditions contained in Section 5.2 have been satisfied.

(c)  Fees.  The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses of the Lenders, the Administrative Agent and the Collateral Agent for which invoices have been presented (including the reasonable fees and expenses of legal counsel of the Administrative Agent) substantially concurrently with the funding of the Loans on the Full Availability Date.

SECTION 6.        AFFIRMATIVE COVENANTS

The Loan Parties hereby agree that, so long as the Commitments remain in effect, or any Letter of Credit (other than any Letter of Credit that has been “backstopped” or Cash Collateralized), any Loan, any interest on any Loan or any fee payable to any Lender or the Administrative Agent hereunder remains outstanding, or any other amount then due and payable is owing to any Lender or the Administrative Agent hereunder, each Loan Party shall and, with respect to Sections 6.3 and 6.6(b), shall cause its Significant Subsidiaries to:

6.1   Financial Statements.  Furnish to the Administrative Agent with a copy for each Lender, and the Administrative Agent shall deliver to each Lender:

(a)  as soon as available, but in any event within 120 days after the end of each fiscal year of PCG, a copy of the audited consolidated balance sheet of PCG and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b)  as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of PCG, the unaudited consolidated balance sheet of PCG and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.  The Loan Parties shall be deemed to have delivered the financial statements required to be delivered pursuant to this Section 6.1 upon the filing or furnishing of such financial statements by PCG through the SEC’s EDGAR system (or any successor electronic gathering system that is publicly available free of charge) or the publication by PCG of such financial statements on its website.

            6.2  Certificates; Other Information.  Furnish to the Administrative Agent for distribution to the Lenders (or, in the case of clause (e), the relevant Lender):

(a)  within two Business Days after the delivery of any financial statements pursuant to Section 6.1, a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

(b)  within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities, provided that, such financial statements and reports shall be deemed to have been delivered upon the filing of such financial statements and reports by the Borrower through the SEC’s EDGAR system (or any successor electronic gathering system that is publicly available free of charge) or publication by the Borrower of such financial statements and reports on its website;

(c)  within five (5) Business Days after the end of each 4-week period, commencing with the 4-week period ending February 23, 2019, an updated 13-Week Forecast; provided that it is understood and agreed that 13-Week Forecasts are provided hereunder solely for informational purposes and do not give rise to any obligation of PCG, the Borrower or their Subsidiaries to achieve such forecasts;

(d)  concurrently with the delivery of each 13-Week Forecast, a variance report (each, a “Variance Report”) for any prior 4-week period included in the latest 13-Week Forecast delivered pursuant to Section 6.2(c) above, (A) showing, for each week, actual total net cash receipts and disbursements, (B) noting therein variances on a rolling 4-week and cumulative (from the beginning of the Cases) basis from projected values set forth for such periods in the relevant 13-Week Forecast and (C) providing an explanation for all material variances, certified by a Responsible Officer; provided that, for the avoidance of doubt, the existence of any variance (whether material or not) shall not constitute a Default or an Event of Default; and

(e)  promptly, such additional financial and other information as any Lender, through the Administrative Agent, may from time to time reasonably request.

In addition, the Loan Parties shall use commercially reasonable efforts to provide the Administrative Agent with copies of all financial and other information concerning the Company delivered to any Committee in connection with (i) a formal request made by any Committee to the Loan Parties or (ii) periodic updates provided by the Loan Parties to any Committee, in each case subject to the final proviso set forth in Section 6.6.

            6.3  Payment of Taxes.  Pay all taxes due and payable or any other tax assessments made against PCG, the Borrower or any of their Significant Subsidiaries or any of their respective property by any Governmental Authority (other than (i) any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of PCG, the Borrower or any of its Subsidiaries, as applicable, (ii) where the failure to effect such payment could not reasonably be expected to have a Material Adverse Effect or (iii) for which payment is excused under the Bankruptcy Code).

            6.4  Maintenance of Existence; Compliance.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            6.5  Maintenance of Property; Insurance.  (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except as otherwise permitted by Section 7.5 and except to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business of comparable size and financial strength and owning similar properties in the same general areas in which the Borrower operates, which may include self-insurance, if determined by the Borrower to be reasonably prudent, and cause, promptly, but in any event within 90 days of the Closing Date (as such time period may be extended by the Administrative Agent), the Collateral Agent to be listed as a co-loss payee on material insurance policies of each Loan Party and as an additional insured on material liability policies of each Loan Party.

            6.6  Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) unless an Event of Default has occurred and is continuing, not more than once a year and after at least five Business Days’ notice, (i) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time to discuss the business, operations, properties and financial and other condition of PCG, the Borrower and their Significant Subsidiaries with officers and employees of PCG, the Borrower and their Significant Subsidiaries and (ii) use commercially reasonable efforts to provide for the Lenders (in the presence of representatives of the Borrower) to meet with the independent certified public accountants of PCG and its Subsidiaries; provided, that any such visits or inspections shall be subject to such conditions as PCG, the Borrower and each of their Significant Subsidiaries shall deem necessary based on reasonable considerations of safety and security; and provided, further, that none of PCG, the Borrower nor any of their Significant Subsidiaries shall be required to disclose any information which is subject to the attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties.

            6.7  Notices.  Promptly give notice to the Administrative Agent with a copy for each Lender of, and the Administrative Agent shall deliver such notice to each Lender:

(a)  when known to a Responsible Officer, the occurrence of any Default, Event of Default or any event that would reasonably be expected to result in a Material Adverse Effect;

(b)  at any time after ratings of the Facilities from S&P or Moody’s have been obtained, any change in such ratings; and

(c)  of any ERISA Event which, individually or in the aggregate, results or would reasonably be expected to result, in material liability to the Borrower (provided, that, for this purpose, the condition precedent of PBGC proceedings continuing unstayed or in effect for more than 60 days, or notice not having been withdrawn by the PBGC within 60 days following delivery by PBGC, shall be disregarded).

            6.8  Maintenance of Licenses, etc.  Maintain in full force and effect any authorization, consent, license or approval of any Governmental Authority necessary for the conduct of the Borrower’s business as now conducted by it or necessary in connection with this Agreement, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

            6.9  Ratings.  Use commercially reasonable efforts to obtain ratings (but no specific rating) for each of the Facilities from each of Moody’s and S&P within 30 days following the Closing Date.

            6.10  Further Assurances; Certain Properties.

            (a)  (i) Within thirty (30) days following the Closing Date, deliver to the Administrative Agent a schedule of all real property owned or leased by any Loan Party as of the Closing Date, certified by the Borrower as an accurate list of all real property owned or leased by the Borrower (provided that Borrower’s failure to list any real property with a book value or fair market value not in excess of $5,000,000 will not result in an Event of Default under this Agreement), (ii) promptly upon the acquisition of any real property after the Closing Date, notify the Administrative Agent in writing of such acquisition of such real property (provided that Borrower’s failure to notify the Administrative Agent of any real property with a book value or fair market value not in excess of $5,000,000 will not result in an Event of Default under this Agreement), and (iii) promptly upon request by the Administrative Agent, each Loan Party will (x) deliver, with respect to each real property of such Loan Party, if such real property is a Flood Hazard Property, (A) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property, and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (B) copies of any then-existing insurance policies or certificates of insurance of the Loan Parties and each Subsidiary evidencing flood insurance and naming the Collateral Agent and its successors and/or assigns as co-loss payee on behalf of the Lenders, (y) cooperate with the Administrative Agent to obtain completed “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determinations with respect to each such real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto), and (z) cooperate with the Administrative Agent to the extent necessary to permit the Administrative Agent and each Lender to complete any other flood diligence reasonably required in the Administrative Agent’s or such Lender’s sole discretion for each such real property.

            6.11  Other Bankruptcy Matters.

(a)  Comply in all material respects with all of the requirements and obligations set forth in the Financing Orders and in all material respects with any other orders entered in the Cases to the extent relevant to the interests of the Lenders, in each case after the entry thereof.

(b)  Provide copies of all of the Debtors’ proposed material substantive pleadings and orders in the Cases to the Administrative Agent and its counsel, in each case, with reasonably sufficient time for review and comment by such counsel no later than 3 calendar days prior to filing; provided that if the Borrower reasonably determines that, in light of the relevant circumstances at such time, providing a copy of a proposed pleading or order with sufficient time for review and comment would be impracticable, the Borrower shall instead be obligated to provide such copy as promptly as is reasonably practicable.

            6.12  Use of Proceeds.  The Borrower shall not use the proceeds of the Term Loans, Revolving Loans or the Letters of Credit in any manner other than as described in Section 4.12.  The Borrower shall not use the proceeds of Term Loans, Revolving Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds (a) to any Subsidiary, Affiliate, joint venture partner or other person or entity, to fund the activities of any person, or in any country or territory, that, at the time of such funding, is currently the subject of any U.S. sanctions administered by OFAC or (b) directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or of any Anti-Corruption Laws.

SECTION 7.        NEGATIVE COVENANTS

The Loan Parties hereby agree that, so long as the Commitments remain in effect, or any Letter of Credit (other than any Letter of Credit that has been “backstopped” or Cash Collateralized), any Loan, any interest on any Loan or any fee payable to any Lender or the Administrative Agent hereunder remains outstanding, or any other amount then due and payable is owing to any Lender or the Administrative Agent hereunder, each Loan Party shall not and, shall not permit its Subsidiaries to:

            7.1  Indebtedness.  Create, incur, assume or permit to exist any Indebtedness, except for:

(a)  Indebtedness arising under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.3);

(b)  (i) unsecured Indebtedness of the Loan Parties and their Subsidiaries existing on the Closing Date and (ii) secured Indebtedness of the Loan Parties and their Subsidiaries existing on the Closing Date and, to the extent in excess of $25,000,000, set forth on Schedule 7.1(b); provided that any debt owing to any Subsidiary that is not a Loan Party is (x) unsecured and (y) subordinated in right of payment to the Obligations;

(c)  Indebtedness among the Loan Parties and their respective Subsidiaries permitted by Section 7.4;

(d)  Indebtedness (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(e)  (i) Guarantees of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business, workers compensation claims or other employee benefits;

(f)   Guarantees of Indebtedness otherwise permitted to be incurred pursuant to this Section 7.1; provided that, in the case of any guarantee by any Loan Party of the obligations of any Subsidiary that is not a Loan Party, the related Investment is permitted under Section 7.4;

(g)  Indebtedness consisting of (i) the financing of insurance premiums and/or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

            (h)  Indebtedness with respect to Capital Lease Obligations and purchase money Indebtedness incurred in the ordinary course of its business; provided that the aggregate outstanding principal amount of Indebtedness with respect to Capital Lease Obligations shall not exceed $500,000,000 (or the equivalent in any other currency) plus the amount of any such Indebtedness in connection with a sale and leaseback transaction set forth on Schedule 7.3;

            (i)  (x) Cash Management Obligations (to the extent constituting Indebtedness) and (y) Indebtedness under any Swap Agreement permitted under Section 7.10;

(j)   Indebtedness arising from any agreement providing for indemnification, adjustment or purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of any Loan Party or its Subsidiaries pursuant to any such agreement;

(k)  Indebtedness in respect of banking services and incentive, supplier finance or similar programs incurred in the ordinary course of business;

(l)   customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(m) Indebtedness representing deferred compensation to employees, consultants or independent contractors of any Loan Party or its Subsidiaries incurred in the ordinary course of business; and

(n)  other Indebtedness in an aggregate outstanding principal amount not to exceed $150,000,000 (or the equivalent in any other currency).

            7.2  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)  Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the relevant Loan Party or the relevant Subsidiary, as the case may be, in conformity with GAAP;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(c)  pledges or deposits in connection with workers’ compensation, employee benefits, including Plans, unemployment insurance and other social security legislation or in connection with compliance with Environmental Law; provided that no more than $275,000,000 may be pledged or deposited at any time in connection with employee benefits or Plans pursuant to Section 7.2(c);

(d)  deposits (including retainers or other similar deposits provided to professionals retained by any Loan Party or its Subsidiaries in connection with providing services in connection with the Cases or in the ordinary course of business) to secure (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory and regulatory obligations, governmental contracts, agreements with utilities, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business or (ii) letters of credit, bank guaranties or similar instruments to support any of the foregoing items;

(e)  easements, rights-of-way, conservation easements, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Loan Parties or any of their respective Subsidiaries;

(f)   Liens in existence on the Closing Date and, to the extent securing Indebtedness in excess of $25,000,000 or in respect of an obligation evidenced by the filing a UCC financing statement, in each case, set forth on Schedule 7.2(f); provided that no such Lien is extended to cover any additional property after the Closing Date (except for accessions to the property and the proceeds thereof) and that the amount of Indebtedness secured thereby is not increased;

(g)  valid, perfected, nonavoidable liens perfected after the Petition Date solely to the extent permitted under Section 546(b) of the Bankruptcy Code;

(h)  Liens securing the Obligations;

(i)   precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law;

(j)   leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Loan Parties and their Subsidiaries, in each case, in the ordinary course of business which do not secure any Indebtedness;

(k)  Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(l)   any interest or title of a lessor under any lease entered into by a Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased;

(m) (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default hereunder so long as the enforcement of any such Lien on any Collateral is stayed and (ii) any pledge and/or deposit securing any settlement of litigation;

(n)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement;

(o)  Liens (i) in favor of any Loan Party and/or (ii) granted by any Subsidiary that is not a Loan Party in favor of any other Subsidiary that is not a Loan Party, in each case of the foregoing clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 7.1;

(p)  Liens solely on any cash earnest money deposits made by the Loan Parties and/or any of their Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder;

(q)  Liens securing Indebtedness in connection with Capital Lease Obligations and purchase money Indebtedness permitted under Section 7.1(h); provided that (i) such Liens shall be created substantially simultaneously with the incurrence of such Indebtedness or within 180 days after completion of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement (as applicable) of the property subject to such Liens and (ii) such Liens attach at all times only to the property so financed except (A) for accessions to the property and the proceeds thereof and (B) that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender;

(r)   rights reserved to or vested in others to take or receive any part of, or royalties related to, the power, gas, oil, coal, lignite or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of PCG and its Subsidiaries in the ordinary course of business;

(s)  Liens upon the production from property of power, gas, oil, coal, lignite or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations or pay all or part of the expenses of development of such property only out of such production or proceeds incurred in the ordinary course of business;

(t)   Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, cycling agreements, construction agreements, shared facilities agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any property of PCG and its Subsidiaries; provided that such agreements are entered into in the ordinary course of business;

(u)  Liens on cash and Permitted Cash Equivalents (i) deposited by the Loan Parties or their Subsidiaries in margin accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, customers, trading counterparties or any other parties or issuers of surety bonds, (ii) pledged or deposited as collateral by the Loan Parties or their Subsidiaries with any of the entities described in clause (i) above to secure their respective obligations, in the case of each of clauses (i) and (ii), with respect to (A) any contracts and transactions for the purchase, sale, exchange of, or the option (whether physical or financial) to purchase, sell or exchange (1) natural gas, (2) electricity, (3) coal, (4) petroleum-based liquids, (5) oil, (6) nuclear fuel (including enrichment and conversion), (7) emissions or other environmental credits, (8) waste byproducts, (9) weather, (10) power and other generation capacity, (11) heat rate, (12) congestion, (13) renewal energy credit or (14) any other energy-related commodity or services or derivative (including ancillary services and related risk (such as location basis) or weather related risk); (B) any contracts or transactions for the purchase, processing, transmission, transportation, distribution, sale, lease, hedge or storage of, or any other services related to any commodity or service identified in subparts (1) – (14) above, including any capacity agreement; (C) any financial derivative agreement (including but not limited to swaps, options or swaptions) related to any commodity identified in subparts (1) – (14) above, or to any interest rate or currency rate management activities; (D) any agreement for membership or participation in an organization that facilitates or permits the entering into or clearing of any Netting Agreement, any insurance or self insurance arrangements or any agreement described in this Section 7.2(u); (E) any agreement combining part or all of a Netting Agreement or part or all of any of the agreements described by this Section 7.2(u); (F) any document relating to any agreement described in this Section 7.2(u) that is filed with a Governmental Authority and any related service agreements; or (G) any commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, Netting Agreements, Swap Agreements and letters of credit supporting any agreements described in clauses (A) through (G) of this Section 7.2(u) (collectively, “Permitted Agreements”), Netting Agreements and Swap Agreements, or (iii) deposited by Loan Parties or their Subsidiaries to secure obligations to suppliers, distributors, licensors and licensees in the ordinary course of business and/or to secure Investments permitted to be made pursuant to Section 7.4(f), in each case of this clause (u), in the ordinary course of business;

(v)  any set-off or netting rights granted by the Loan Parties or their Subsidiaries pursuant to any Swap Agreement, Netting Agreement or Permitted Agreement, solely in respect of amounts owing under such agreements in the ordinary course of business; and

(w)  Liens not otherwise permitted by this Section 7.2 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $25,000,000 (or the equivalent in any other currency) at any one time.

            7.3  Sale and Lease Back Transactions.  Enter into any arrangement, directly or indirectly, with any Person (other than a Loan Party) whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except for (a) such arrangements existing as of the date hereof, (b) such arrangements set forth on Schedule 7.3 and (c) any such sale of any fixed or capital assets by PCG or any Subsidiary that is made for cash consideration; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 7.1 and any Lien made the subject of such Capital Lease Obligation is permitted by Section 7.2.  For the avoidance of doubt, any Disposition pursuant to this Section 7.3 shall be subject to Section 2.6(b).

            7.4  Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a Loan Party immediately prior to such merger, consolidation or amalgamation) any Capital Stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other Person, except:

(a)  (i) Investments existing on, or made pursuant to a legally binding written commitment in existence on, the Closing Date and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 7.4;

(b)  (i) Investments existing on the Closing Date in the Loan Parties or any of their Subsidiaries, (ii) Investments made by any Loan Party in any other Loan Party, (iii) Investments made by a Subsidiary that is not a Loan Party in any Loan Party or any Subsidiary and (iv) Investments by any Loan Party in any wholly owned Subsidiary that is not a Loan Party in an aggregate outstanding principal amount not to exceed $50,000,000;

(c)  Guarantees permitted under Section 7.1 (other than pursuant to Section 7.1(f));

(d)  Swap Agreements permitted under Section 7.10;

(e)  Permitted Cash Equivalents;

(f)  Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii) to the extent necessary to maintain the ordinary course of supplies;

(g)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(h)  Investments (including Indebtedness and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes;

(i)   Investments consisting of the licensing of intellectual property rights pursuant to joint marketing arrangements with other Persons entered into in the ordinary course of business;

(j)   loans and advances not to exceed $25,000,000 in the aggregate outstanding at any one time to officers, directors, employees and consultants of the Loan Parties and theirs Subsidiaries for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances);

(k)  Investments constituting non-cash proceeds of Dispositions of assets to the extent received in a Disposition permitted by Section 7.5(e) or (s);

(l)   Investments relating to decommission trusts and insurance and self-insurance organizations or arrangements in the ordinary course of business;

(m) Investments required to comply with any requirement of a Governmental Authority or a Requirement of Law;

(n)  Investments in the form of, or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas or other fuel or commodities, unitization agreements, pooling agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into in the ordinary course of business;

(o)  Investments in wind or other renewable energy projects or in any nuclear power or energy joint venture in an aggregate amount not to exceed $100,000,000 at any time outstanding; and

(p)  other Investments in an aggregate amount at any time outstanding not to exceed $150,000,000 (or the equivalent in any other currency).

            7.5  Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or change its jurisdiction of organization to a jurisdiction outside of the United States, or Dispose of (in one transaction or a series of transactions) any property of the Loan Parties or their Subsidiaries, or issue or Dispose of any Capital Stock of the Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets or stock of any other Person or any division, unit or business of any Person, except:

(a)  mergers into or consolidations or amalgamations of (i) any Person (other than the Borrower) into or with PCG in a transaction in which PCG is the surviving entity, (ii) any Person (other than PCG) into or with the Borrower in a transaction in which the Borrower is the surviving entity, (iii) any Person

(other than PCG or the Borrower) into or with any Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger, consolidation or amalgamation is a Loan Party, is a Loan Party) and (iv) any Subsidiary (other than the Borrower) with any Person (other than PCG or the Borrower) in a transaction permitted under clauses (b) through (s) below in which, after giving effect to such transaction, the surviving entity is not a Subsidiary;

(b)  Dispositions of assets (i) from any Loan Party to any Loan Party or (2) from any Subsidiary (other than a Loan Party) to any Loan Party or any Subsidiary;

(c)  Dispositions of surplus, obsolete or worn out property, or property that is no longer useful, useable or economically viable in the conduct of the business, in the ordinary course of business;

(d)  Dispositions of inventory in the ordinary course of business;

(e)  Dispositions of property having a fair market value not to exceed $25,000,000 (or the equivalent in any other currency) in the aggregate during the term of this Agreement;

(f)   to the extent that (i) the relevant property is exchanged for, or for credit against the purchase price of, similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(g)  Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(h)  the sale or issuance of any Capital Stock of a Subsidiary of the Borrower to a Loan Party;

(i)   Dispositions required to comply with any requirement of a Governmental Authority or a Requirement of Law;

(j)   Dispositions of cash and/or cash equivalents (including the Permitted Cash Equivalents) in the ordinary course of business;

(k)  Dispositions of assets for the purpose of charitable contributions or similar gifts to the extent such assets are not material to the ability of PCG and its Subsidiaries, taken as a whole, to conduct its business;

(l)   Dispositions permitted pursuant to Section 7.3;

(m) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business, in an aggregate amount not to exceed $100,000,000 in any fiscal year;

(n)  Dispositions of power, capacity, heat rate, renewable energy credits, waste by-products, energy, electricity, coal and lignite, oil and other petroleum-based liquids, emissions and other environmental credits, ancillary services, fuel (including all forms of nuclear fuel and natural gas) and other related assets or products of services, including assets related to trading activities or the sale of inventory or contracts related to any of the foregoing, in each case in the ordinary course of business;

(o)  Dispositions of mineral rights, other than mineral rights in respect of coal or lignite, in the ordinary course of business;

(p)  Dispositions of any real property that (i) is used as buffer land, but no longer serves such purpose, or its use is restricted such that it will continue to be buffer land, or (ii) was acquired in connection with power generation facilities, but has been reasonably determined by the Borrower to no longer be commercially suitable for such purpose, in each case, in the ordinary course of business

(q)  Dispositions of assets in connection with salvage activities;

(r)   Dispositions of any assets from a Loan Party to a Subsidiary (other than a Loan Party) as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 7.5;

(s)  any other Disposition of any property by a Loan Party or any of its Subsidiaries; provided that (i) the consideration for such Disposition shall be at least equal to the fair market value of such property at the time of such Disposition and (ii) at least 75% of such consideration shall be in cash and/or cash equivalents; and

(t)   capital expenditures in the ordinary course of business.

            7.6  Dividends and Distributions.  (a) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Capital Stock, or (b) directly or indirectly redeem, purchase, retire, obtain the surrender of or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Capital Stock or set aside any amount for any such purpose (all of the foregoing, “Restricted Payments”), in each case except Restricted Payments by any Subsidiary of a Loan Party to the holders of its Capital Stock that are not in violation of the terms of such Capital Stock or any applicable Requirement of Law, provided that no Restricted Payment may be made by any Loan Party to any Person that is not a Loan Party.

            7.7  Transactions with Affiliates.  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with any of its Affiliates; provided that this Section 7.7 shall not prohibit:

(a)  any transaction among Loan Parties;

(b)  any transaction among Loan Parties and their Subsidiaries in the ordinary course of business;

(c)  transactions in existence on the Closing Date;

(d)  any transaction on terms that are no less favorable to the Loan Parties than could be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate; or

(e)  any transaction of a Subsidiary of a Loan Party (other than any transaction with a Loan Party) on terms that are no less favorable to such Subsidiary than could be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate.

            7.8  Business of the Loan Parties.  Notwithstanding any other provisions hereof, except as otherwise contemplated in an Acceptable Plan, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activity incidental or related thereto, or any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

            7.9  Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, Bylaws and Certain Other Agreements, Etc.

(a)  Amend or modify, or grant any waiver or release under or terminate in any manner, the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Loan Party or any of its Subsidiaries, in any such case, if the effect thereof would be adverse in any material respect to any Loan Party or the rights, interest or remedies of any Lender, the Issuing Lender or any Agent;

(b)  Make directly or indirectly, any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancellation or termination in respect of principal of, or premiums, fees or interest on (i) any Indebtedness that is subordinated in right of payment to the Obligations or any preferred Capital Stock, or (ii) any Indebtedness that was incurred prior to the Petition Date and that is subject to automatic stay as a result of the Cases (collectively, “Junior/Prepetition Obligations”), other than the making of any payments pursuant to the Financing Orders; or

(c)  Amend or modify, or permit the amendment or modification of, any provision of Junior/Prepetition Obligations or any agreement, document or instrument evidencing or relating thereto, in any such case, if the effect thereof would be adverse in any material respect to the rights, interest or remedies of any Lender, the Issuing Lender or any Agent, except to the extent expressly permitted by an order entered by the Bankruptcy Court in form and substance reasonably acceptable to the Administrative Agent.

            7.10  Swap Agreements.  Enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business and not for speculative purposes to (a) hedge or mitigate risks to which the Loan Parties and their Subsidiaries are exposed in the conduct of its business or the management of its liabilities (including, without limitation, raw material, commodities, fuel, electricity or other supply costs and currency risks), (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or fixed rate or otherwise) with respect to any interest bearing Indebtedness of the Loan Parties and their Subsidiaries permitted by this Agreement or (c) swap currency in connection with funding the business of the Loan Parties and their Subsidiaries in the ordinary course of business.

            7.11  Other Superpriority Claims.  Incur, create, assume, suffer to exist or permit (or file a motion or other pleading seeking entry of an order, or supporting, or failing to timely oppose, an order granting or authorizing) any other superpriority claim which is pari passu with or senior to the claims of the Agents, the Lenders and the Issuing Lender against the Loan Parties hereunder, except for the Carve-Out.

            7.12  Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation that limits the ability of the Loan Parties or their Subsidiaries to create, incur, assume or suffer to exist Liens on assets or property of such Person to secure the Obligations, except for Contractual Obligations (a) under this Agreement and the other Loan Documents, (b) existing on the date hereof, (c) governing Indebtedness permitted to be incurred under Section 7.1(h) and limiting the incurrence of liens on the assets financed thereby, (d) consisting of restrictions pursuant to applicable Requirements of Law, (e) consisting of customary restrictions and conditions contained in any agreement relating to any Disposition of assets or property permitted under Section 7.5 pending the consummation of such Disposition or (f) consisting of restrictions which the Borrower has determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due.

SECTION 8.        EVENTS OF DEFAULT

If any of the following events shall occur and be continuing on or after the Closing Date:

(a)  the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)  any representation or warranty made or deemed made by the Loan Parties herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, unless, as of any date of determination, the facts or circumstances to which such representation or warranty relates have changed with the result that such representation or warranty is true and correct in all material respects on such date; or

(c)  a Loan Party shall default in the observance or performance of any agreement contained in Sections 6.4(a)(i) (solely in respect of the Borrower), 6.7(a) and 7 of this Agreement; or

(d)  a Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent at the request of the Required Lenders; or

(e)  PCG, the Borrower or any of their Subsidiaries shall (i) default in making any payment of any principal of any postpetition or unstayed Indebtedness (including any Guarantees, but excluding the Loans) on the due date with respect thereto (after giving effect to any period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) in the case of all Indebtedness other than Indebtedness under any Swap Agreement, default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $200,000,000; provided further, that unless payment of the Loans hereunder has already been accelerated, if such default shall be cured by PCG, the Borrower or such Subsidiary or waived by the holders of such Indebtedness and any acceleration of maturity having resulted from such default shall be rescinded or annulled, in each case, in accordance with the terms of such agreement or instrument, without any modification of the terms of such Indebtedness requiring PCG, the Borrower or such Subsidiary to furnish security or additional security therefor, reducing the average life to maturity thereof or increasing the principal amount thereof, or any agreement by PCG, the Borrower or such Subsidiary to furnish security or additional security therefor or to issue in lieu thereof Indebtedness secured by additional or other collateral or with a shorter average life to maturity or in a greater principal amount, then any Default hereunder by reason thereof shall be deemed likewise to have been thereupon cured or waived; or

(f)  there occurs any ERISA Event that, individually or in the aggregate, would reasonably be expected to, result in a Material Adverse Effect; or

(g)  one or more judgments or decrees as to postpetition obligations shall be entered against any Loan Party by a court of competent jurisdiction involving in the aggregate a liability (not paid or, subject to customary deductibles, fully covered by insurance as to which the relevant insurance company has not denied coverage) of $200,000,000 or more, and the enforcement thereof shall not be stayed; or

(h)  (i) any material provision of a Loan Document shall for any reason cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by the Loan Documents and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby (other than in accordance with the terms thereof) except to the extent that such loss is covered by a lender’s title insurance policy, or (iii) the guarantees pursuant to the Security Documents by the Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(i)  (i)  the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any Loan Party files, without the prior written consent of the Required Lenders, a motion or other pleading seeking entry of such an order or supports or fails to timely oppose such dismissal or conversion;

(ii)              a trustee, responsible officer or an examiner having expanded powers under Bankruptcy Code Section 1104 (other than (x) a fee examiner or (y) for purposes of an investigation pursuant to Sections 1106(a)(3) and (4) of the Bankruptcy Code) is appointed or elected in the Cases, or any Loan Party applies for, consents to, supports, acquiesces in or fails to promptly oppose, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders in their sole discretion;

(iii)            the entry of an order staying, reversing or vacating the Interim Order or the Final Order or modifying or amending the Interim Order or Final Order in a manner that is adverse to the Lenders without the prior written consent (not to be unreasonably withheld) of the Administrative Agent;

(iv)            the entry of an order in any of the Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow any third party to proceed with foreclosure (or the granting of a deed in lieu of foreclosure or the like) against any assets of the Loan Parties with a value in excess of $250,000,000 in the aggregate;

(v)             any Debtor (x) taking any action to or (y) failing to take all reasonable actions necessary to oppose any action by any other party to (including, but not limited to, (a) challenging the standing of such party to bring any such action, (b) filing pleadings, providing evidentiary support, and appearing in court to support and present the same in opposition of such party’s action, and (c) timely prosecuting all available appeals of any order or decision authorizing such party’s actions or approving relief granted to such party or timely opposing all appeals (or attempts to appeal) decisions denying standing or relief to such party), in each case, except as expressly permitted hereunder and in the Financing Orders, (i) impair any of the material rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders under the Loan Documents in the Cases, (ii) impair, invalidate, disallow, subordinate or otherwise modify all or any portion of the Liens securing the Obligations or the Obligations or (iii) avoid, subordinate, disallow or require disgorgement by the Lenders or the Issuing Lender of any amounts received in respect of the Obligations; or

            (vi)            the Bankruptcy Court shall enter an order in any of the Cases authorizing (x) Liens on the Collateral having a priority senior to or pari passu with the Liens securing the Obligations, except as expressly permitted hereunder and in the Financing Orders, or (y) the sale of all or substantially all of the Loan Parties’ assets (unless such order contemplates the termination of the Commitments, the indefeasible payment in full in cash of all Obligations (other than contingent Obligations for which no claim has been asserted) and the expiration or termination of all outstanding Letters of Credit (or, with respect to any undrawn Letters of Credit, the establishment of a “backstop” letter of credit or other Cash Collateralization thereof) upon the closing of such financing or consummation of such sale, whether pursuant to a Chapter 11 Plan); or

            (vii)           the entry by the Bankruptcy Court of an order, except as expressly permitted  hereunder or in the Financing Orders, (i) impairing any of the material rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders under the Loan Documents in the Cases, (ii) impairing, invalidating, disallowing, subordinating (other than with respect to Senior Permitted Liens) or otherwise modifying all or any portion of the Liens securing the Obligations or the Obligations, or (iii) avoiding, subordinating, disallowing or requiring disgorgement by the Lenders or the Issuing Lender of any amounts received in respect of the Obligations; or

(j)   the Bankruptcy Court shall not have entered the Final Order in the Cases on or prior to April 15, 2019; or

(k)  an order of the Bankruptcy Court granting (other than for the avoidance of doubt, any Incremental Facilities and the Carve-Out or as otherwise expressly permitted under the applicable Loan Documents), (i) a priority of any Lien against any Loan Party that is equal to or senior to the priority of the Liens of the Secured Parties under the Loan Documents (other than Senior Permitted Liens) or (ii) any claim against any Loan Party (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense claim) that is pari passu with or senior to the claims of the Secured Parties under the Loan Documents; or

(l)   noncompliance in any material respect by any Loan Party with the terms of the Interim Order or, after entry thereof, the Final Order;

(m) the Loan Parties or any of their Subsidiaries, or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or participate as an adverse party in, any suit or other proceeding against any of the Secured Parties regarding the Loan Documents, unless such suit or other proceeding is in connection with the enforcement of the Loan Documents against any of the Secured Parties; or

            (n)  (i) a Chapter 11 Plan shall be filed by any of the Debtors or confirmed in any of the Cases that is not an Acceptable Plan or (ii) unless otherwise agreed to by the Required Lenders, any order shall be entered approving a sale of all or substantially all of the Debtors’ assets under Section 363 of the Bankruptcy Code or dismissing any of the Cases, which order does not provide for the termination of the Commitments, the indefeasible payment in full in cash of all Obligations (other than contingent Obligations for which no claim has been asserted) and the expiration or termination of all outstanding Letters of Credit (or, with respect to any undrawn Letters of Credit, the establishment of a “backstop” letter of credit or other Cash Collateralization thereof); or

            (o)  there shall have occurred a Change of Control; or

(p)  any Governmental Authority, by a final, non-appealable order, ruling or other action, shall prevent the Loan Parties from conducting any material part of the Loan Parties’ business, taken as a whole, to the extent such prevention could reasonably be expected to result in a Material Adverse Effect; or

(q)  the loss, revocation or termination of any license, permit, lease or agreement necessary and material to the Loan Parties’ business, taken as a whole, or the cessation of any material part of the Loan Parties’ business, taken as a whole, to the extent such loss, revocation or termination could reasonably be expected to result in a Material Adverse Effect; or

(r)   a material portion of the Collateral, taken as a whole, shall be taken or impaired through condemnation or shall have been materially damaged, and the consideration or insurance proceeds, as applicable, received therefor shall be materially less than the fair market value thereof;

then, and in any such event, at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, and subject to the applicable Financing Order, take any or all of the following actions, at the same or different times, in each case without further order or application of the Bankruptcy Court: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) terminate any obligation of the Issuing Lenders to issue Letters of Credit and (iv) exercise all other rights and remedies available to it under this Agreement, the other Loan Documents, the Financing Orders or applicable law; provided that, with respect to the enforcement of the Liens purported to be created by any Security Document or exercise of any other rights or remedies with respect to the Collateral (including rights to set off or apply any amounts in any bank accounts that are a part of the Collateral), the Collateral Agent shall provide the Borrower with notice within the Remedies Notice Period (as defined in the Financing Orders) prior to taking the action contemplated thereby.

SECTION 9.        THE AGENTS

            9.1  Appointment and Authority.  Each of the Lenders and the Issuing Lenders hereby irrevocably appoints (i) JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent and (ii) Citibank, N.A. to act on its behalf as the Collateral Agent, in each case, hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 9 are solely for the benefit of the Agents, the Lenders and the Issuing Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions (other than with respect to the Borrower’s rights under Sections 9.9(a) and (b)).  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

            9.2  Delegation of Duties.  The Administrative Agent and Collateral Agent may each perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it.  The Administrative Agent, the Collateral Agent and any such sub-agent may each perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

            9.3  Exculpatory Provisions.

(a)  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent:

(i)               shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)             shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; nor

(iii)            shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b)  No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c)  No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

            9.4  Reliance by Agents.  The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit.  The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

            9.5  Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent or the Collateral Agent, as applicable, has received notice from a Lender, an Issuing Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders, the Issuing Lenders and the Collateral Agent.  The Administrative Agent and the Collateral Agent shall each take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and the Issuing Lenders.

            9.6  Non-Reliance on Agents and Other Lenders.  Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of its Affiliates that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

            9.7  Indemnification.  The Lenders and the Issuing Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Loans, L/C Obligations and Commitments in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Loans, L/C Obligations and Commitments immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender or Issuing Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.

            9.8  Agent in Its Individual Capacity.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Lender as any other Lender or Issuing Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Issuing Lender”, “Lenders” or “Issuing Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include such Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Lenders.

            9.9  Successor Agents.

(a)  Each of the Administrative Agent and Collateral Agent may resign upon 10 days’ notice to the Lenders and the Borrower.  If either such Agent shall so resign, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the

Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is 10 days following a retiring Agent’s notice of resignation (the “Resignation Effective Date”), the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (subject to the exception in the immediately preceding sentence).  After any retiring Agent’s resignation, the provisions of Section 9.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(b)  If the Person serving as Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent or Collateral Agent and, shall appoint a successor, subject to the approval of the Borrower, which approval shall not be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date (as applicable)), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Sections 2.15, 3.10 and 10.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as such Agent.

            9.10  Documentation Agents and Syndication Agent.  None of the Documentation Agents or the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

            9.11  Guaranty and Collateral Matters.

(a)  The Lenders and the Issuing Lender irrevocably authorize the Administrative Agent and/or the Collateral Agent to release any Guarantor from its obligations hereunder in accordance with the terms of Section 10.19.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations hereunder pursuant to this Section 9.11.

(b)  The Lenders and the Issuing Lender irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document in accordance with the terms of Section 10.19.  Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its Liens in accordance with this Section 9.11.

            9.12  Credit Bidding.  The Secured Parties hereby irrevocably authorize each of the Administrative Agent and the Collateral Agent, in each case at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (other than any obligations in respect of Letters of Credit) (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under sections 363, 1123 or 1129 of the Bankruptcy Code, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent or the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable Requirement of Law.  In connection with any such credit bid and purchase, the Obligations (other than any obligations in respect of Letters of Credit) owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).

9.13  Cash Management Obligations. Except as otherwise expressly set forth herein or in any Security Document, no Cash Management Bank that obtains the benefits of Section 11.7, any Guaranty or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender (if applicable) and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations unless such Agent has received written notice of such Obligations, together with such supporting documentation as such Agent may reasonably request, from the applicable Cash Management Bank. Each Cash Management Bank shall indemnify and hold harmless each Agent and each of its directors, officers, employees, or agents, to the extent not reimbursed by the Loan Parties, against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent or its directors, officers, employees, or agents in connection with such provider’s Cash Management Obligations; provided, however, that no Cash Management Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. No Cash Management Bank will create (or be deemed to create) in favor of any such provider, as applicable, any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents. By accepting the benefits of the Collateral, each such Cash Management Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 9.13.

SECTION 10.        MISCELLANEOUS

            10.1  Amendments and Waivers.  Subject to Section 2.3 and 2.11(b), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and the Loan Parties may, or, with the written consent of the Required Lenders, the Administrative Agent, the Collateral Agent and the Loan Parties may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)               forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with (x) the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) or (y) the Facility Extension Option (as defined as of the Closing Date)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that the conditions to the Facility Extension Option set forth in Section 2.5(b) may be amended, supplemented, modified or waived with the written consent of the Required Lenders;

(ii)             eliminate or reduce the voting rights of any Lender under this Section 10.1 or Section 10.6(a)(i) without the written consent of such Lender;

(iii)            reduce any percentage specified in the definition of Required Lenders without the written consent of all Lenders;

(iv)           amend, modify or waive any provision of Section 2.12, Section 10.7(a), Section 11.7(c) or any similar provision related to pro rata treatment without the consent of each Lender directly affected thereby;

(v)             reduce any percentage specified in the definition of Required Revolving Lenders without the written consent of all Revolving Lenders;

(vi)           amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent and the Collateral Agent;

(vii)          [reserved];

(viii)        amend, modify or waive any provision of Section 3 or any other provision affecting the Issuing Lenders in their capacity as such without the written consent of each Issuing Lender directly affected thereby;

(ix)            release all or substantially all of Guarantors under the Guaranty (except as expressly permitted hereunder) or release all or substantially all of the Collateral (except as expressly permitted hereunder or under the Security Documents), in either case without the prior written consent of each Lender; or

(x)             amend or modify any provision in any Loan Document in a manner that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes of Loans (but not the Lenders of any other Class of Loans), without the prior written consent of the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon Loan Parties, the Lenders, the Administrative Agent, the Collateral Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything to the contrary contained in this Section 10.1, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and any such amendment, modification or supplement shall become effective without any further action or consent of any other party.

If the Required Lenders shall have approved any amendment which requires the consent of all of the Lenders, the Borrower shall be permitted to replace any non-consenting Lender with another financial institution, provided that, (i) the replacement financial institution shall purchase at par (subject to Section 2.6(c)), all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (ii) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto (as if such purchase constituted a prepayment of such Loans), (iii) such replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and each Issuing Lender, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (v) any such replacement shall not be deemed to be a waiver of any rights the Borrower, the Administrative Agent, the Collateral Agent or any other Lender shall have against the replaced Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, supplement, modification, waiver or consent hereunder (and any amendment, supplement, modification, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) (x) an increase or extension of any Commitment of such Defaulting Lender, or (y) any reduction of the amount of principal or interest owed to such Defaulting Lender (unless all non-Defaulting Lenders have agreed to a pro rata reduction) shall, in each case, require the consent of such Defaulting Lender, and (ii) a Defaulting Lender’s Extensions of Revolving Credit, Initial Term Loans, Incremental Term Loans and unused Commitments shall be taken into consideration along with those of non-Defaulting Lenders when voting to approve or disapprove any waiver, amendment or modification that by its terms affects any Defaulting Lender more adversely than other affected Lenders.

            10.2  Notices.

(a)  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered during the recipient’s normal business hours, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received during the recipient’s normal business hours, addressed as follows in the case of the Borrower (or any other Loan Party), the Administrative Agent and the Collateral Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower (or other Loan Party):	Pacific Gas and Electric Company
c/o PG&E Corporation
P.O. Box 770000
San Francisco, California 94177
Attention: Treasurer
Telecopy: (415) 973-8968
Telephone: (415) 973-9771

with copies to:	Pacific Gas and Electric Company
c/o PG&E Corporation
P.O. Box 770000
San Francisco, California 94177
Attention: General Counsel
Telecopy: (415) 973-6374

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:	Paul H. Zumbro George E. Zobitz Stephen M. Kessing Nicholas A. Dorsey
Email:	pzumbro@cravath.com jzobitz@cravath.com skessing@cravath.com ndorsey@cravath.com

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Daniel S. Dokos
Email: Daniel.Dokos@weil.com

Attention: Jessica Liou
Email: Jessica.Liou@weil.com

Administrative Agent:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road NCC 5, 1st Floor Newark, DE 19713-2107
Attention: Mary Crews
Telecopy: (302) 634-5758
Telephone: (302) 634-1417
Email: mary.crews@jpmorgan.com

Collateral Agent:	Citibank, N.A.
388 Greenwich Street 31st Floor New York, New York 10013
	Email:	amit.vasani@citi.com lisa1.law@citi.com zorijana.migliorini@citi.com diran.aslanian@citi.com

Issuing Lenders:	As notified by each Issuing Lender to the Administrative Agent and the Borrower.

with copies to:	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038
	Attention:	Kristopher M. Hansen, Esq. Erez Gilad, Esq. Alon M. Goldberger, Esq.
	Email:	khansen@stroock.com egilad@stroock.com agoldberger@stroock.com provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lenders or any Lender shall not be effective until received.

(b)  Notices and other communications to the Administrative Agent, the Issuing Lenders or the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent, the applicable Issuing Lender and each Lender.  The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(d)  (i)  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)            The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s  or the Administrative Agent’s transmission of Communications through the Platform, except to the extent such liability resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its Related Persons as determined by a court of competent jurisdiction in a final non-appealable judgement. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

            10.3  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            10.4  Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

            10.5  Payment of Expenses.  Each Loan Party agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, each Issuing Lender and the Lenders for all their respective reasonable out of pocket costs and expenses incurred in connection with the development, preparation, execution and delivery of, and any administration, amendment, supplement, modification or waiver to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of a financial advisor engaged by the Administrative Agent and only one counsel, one special California regulatory counsel and one local counsel in each relevant jurisdiction to the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders, taken as a whole (and in the case of a conflict of interest, one additional counsel to each group of similarly situated affected persons), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, each Issuing Lender, the Administrative Agent and the Collateral Agent for all its costs and expenses incurred in connection with the enforcement or preservation of its rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of a financial advisor engaged by the Administrative Agent and only one counsel, one special California regulatory counsel and one local counsel in each relevant jurisdiction to the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders, taken as a whole (and in the case of a conflict of interest, one additional counsel to each group of similarly situated affected persons), and (c) to pay, indemnify, and hold each Lender, each Issuing Lender, the Administrative Agent, the Collateral Agent, their respective Affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever whether brought by the Borrower or any other Person, with respect to the execution, delivery, enforcement and performance of, or arising out of or in connection with, this Agreement, the other Loan Documents, any such other documents (including commitment and fee letters) and any transactions contemplated by the foregoing, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of PCG and its Subsidiaries or any of the facilities and properties owned, leased or operated by PCG and its Subsidiaries and the reasonable fees and expenses of only one legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that no Loan Party shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent determined in a final non-appealable judgment by a court of competent jurisdiction to have primarily (A) resulted from the gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s controlled affiliates or any of their respective officers, directors or employees, (B) arisen from a material breach of such Indemnified Person’s funding obligations hereunder or (C) arisen from any dispute between Lenders other than the Administrative Agent, in its capacity as such.  Without limiting the foregoing, and to the extent permitted by applicable law, PCG agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 30 days after written demand therefor, subject to the applicable Financing Order and the Borrower’s receipt of reasonably detailed invoices.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Treasurer (Telephone No. (415) 817-8199/(415) 267-7000) (Telecopy No. (415) 267-7265/7268), at the address of the Borrower set forth in Section 10.2(a) with a copy to Chief Counsel, Corporate (Telephone No. (415) 817-8200) (Telecopy No. (415) 817-8225), at the address of the Borrower set forth in Section 10.2(a), or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive for two years after repayment of the Loans and all other amounts payable hereunder.  This Section 10.5 shall not apply with respect to Taxes, other than Taxes that represent claims, damages, losses, liabilities, costs or expenses arising from non-Tax claims.

            10.6  Successors and Assigns; Participations and Assignments.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) other than a Defaulting Lender, any Subsidiary of a Defaulting Lender, any natural person (or holding company, investment vehicle or trust for, or owned or operated by or for the primary benefit of, one or more natural persons), the Borrower or any of the Borrower’s Affiliates or Subsidiaries, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)   the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender (or an Affiliate of any Lender) or an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person, and provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof from the assigning Lender (with a copy to the Administrative Agent);

(B)   the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Term Loan or Commitment (other than a Revolving Commitment) to an assignee that is a Lender (or an Affiliate of a Lender) or an Approved Fund or (y) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment;

(C)   each Issuing Lender, in the case of the assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its Participation Amount.

(ii)            Assignments shall be subject to the following additional conditions:

(A)   except in the case of an assignment to a Lender, an Eligible Assignee that is an Affiliate of any Lender party to this Agreement on the Closing Date or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 with respect to the assignment of

Initial Term Loan Commitments, Delayed Draw Term Loan Commitments, Incremental Term Loan Commitments and Term Loans and $20,000,000 with respect to the assignment of  Revolving Commitments and Revolving Loans unless each of the Borrower and the Administrative Agent otherwise consent (such consents not to be unreasonably withheld), provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) with respect to any Lender party to this Agreement on the Closing Date, such amounts shall be aggregated in respect of such Lender and any Affiliate of such Lender that is an Eligible Assignee;

(B)   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C)   the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and any tax forms required by Section 2.14(e).

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans and L/C Obligations previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Lender or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.5 but shall be subject to the limitations set forth therein); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)            The Administrative Agent, acting for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, each Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)             Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire and any tax forms required by Section 2.14(e) (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)  Any Lender may, without the consent of the Loan Parties, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (other than a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Loan Parties, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Participants shall not vote on waivers of Defaults or Events of Default.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(ii)              Notwithstanding anything to the contrary herein, a Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater payments.  Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(e).

(iii)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Loan Parties, the Administrative Agent or any Issuing Lender and without regard to the limitations set forth in Section 10.6(b).  Each of the Loan Parties, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage, expense, obligations, penalties, actions, judgments, suits or any kind whatsoever arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)  Notwithstanding anything to the contrary in this Section, none of the Agents, in their capacity as Lenders, will assign without the consent of the Borrower, prior to the Closing Date, any of the Commitments held by them on the date of this Agreement.

            10.7  Adjustments; Set off.  Subject, in each case, to the applicable Financing Order:

(a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it hereunder, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender hereunder, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender hereunder, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, including other rights of set-off, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), after any applicable grace period, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, Affiliate or agency thereof to or for the credit or the account of the Borrower; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

            10.8  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of an original executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

            10.9  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

            10.10  Integration.  This Agreement, the other Loan Documents and the Fee Letters represent the entire agreement of the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Loan Parties, the Administrative Agent, the Collateral Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            10.11  GOVERNING LAW.  EXCEPT TO THE EXTENT GOVERNED BY THE BANKRUPTCY CODE, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            10.12  Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Bankruptcy Court, and to the extent the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, the courts of the City of New York, Borough of Manhattan, State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 10.2(a) or at such other address which has been notified to the parties hereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding relating to this Agreement or any other Loan Document any special, exemplary, punitive or consequential damages.

            10.13  Acknowledgments.  Each Loan Party hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  none of the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Collateral Agent and Lenders, on one hand, the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

            10.14  Confidentiality.

(a)  Each of the Administrative Agent, the Collateral Agent and each Lender agrees to keep confidential in accordance with such party’s customary practices (and in any event in compliance with applicable law regarding material non-public information) all non-public information provided to it by the Borrower, the Administrative Agent, the Collateral Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the

Administrative Agent, the Collateral Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section or substantially equivalent provisions, to any actual or prospective Transferee, any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) or any credit insurance providers, (c) to its employees, directors, agents, attorneys, service providers, accountants and other professional advisors or those of any of its Affiliates (as long as such attorneys, service providers, accountants and other professional advisors are subject to confidentiality requirements substantially equivalent to this Section), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, provided that, in the case of clauses (d), (e) and (f) of this Section 10.14, with the exception of disclosure to bank regulatory authorities, the Borrower (to the extent legally permissible) shall be given prompt prior notice so that it may seek a protective order or other appropriate remedy.

(b)  Each Lender acknowledges that any such information referred to in clause (a) above and any other information (including requests for waivers and amendments) furnished by the Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

            10.15  WAIVERS OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

            10.16  Patriot Act; Beneficial Ownership Regulation.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.   The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

            10.17  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Loan Parties acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, (B) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the

Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Arranger and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any other Person and (B) none of the Agents, Arrangers or Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, Arrangers or Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby other than a breach of the confidentiality provisions set forth in Section 10.14.

            10.18  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)  the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

            10.19  Release of Liens and Release of Guaranty.

(a)  Upon the termination of the Commitments, the payment in full in cash of the Obligations (other than contingent Obligations not yet due and payable) and the expiration or termination of all outstanding Letters of Credit (or, with respect to any undrawn Letters of Credit, the establishment of a “backstop” letter of credit or other Cash Collateralization thereof), the Collateral shall be automatically released from any Liens created by the Security Documents.

(b)  The following Collateral shall be automatically released from the Liens created by the Security Documents without delivery of any instrument or performance of any act by any Person:

(i)            upon a Disposition of Collateral permitted hereunder or any other Loan Document, such Collateral; or

(ii)          upon the approval in writing by the Required Lenders of the release of the Liens on any Collateral not constituting all or substantially all of the Collateral, such Collateral.

(c)  A Guarantor (other than PCG) shall be automatically released from its obligations hereunder without delivery of any instrument or performance of act by any Person upon the approval in writing by the Required Lenders of the release of such Guarantor not constituting all or substantially all of the Guarantors.

(d)  In connection with the termination or release of Collateral from the Liens created by the Security Documents or the release of a Guarantor, the Collateral Agent shall:

(i)            in the case of termination or release of Collateral from the Liens created by the Security Documents, (A) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and (B) return to the Borrower, any possessory Collateral that is in the possession of the Collateral Agent and is the subject of such release (provided that, upon request by the Collateral Agent, the Borrower shall deliver to the Collateral Agent a certificate of a Responsible Officer certifying that such transaction has been or was consummated in compliance with the Loan Documents), and

(ii)          in the case of a release of a Guarantor, at the Borrower’s expense, execute and deliver a written release in form and substance reasonably satisfactory to the Borrower, to evidence the release of the Guarantor promptly upon the reasonable request of the Borrower.

            10.20  Financing Orders.  This Agreement is subject to the terms and provisions of the applicable Financing Order.  In the event of a conflict between the terms hereof and the terms of the applicable Financing Order, the terms of such applicable Financing Order shall govern and control.

SECTION 11.        COLLATERAL

            11.1  Grant of Security Interest.  As security for all Obligations, each Loan Party hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest, having the priority set forth in the Financing Orders, in all right, title and interest in, to and under any and all property and assets of such Loan Party, whether now owned or owing to or existing or hereafter acquired or arising, regardless of where located, including the following:

(a)  all Accounts;

(b)  all Chattel Paper;

(c)  all cash, cash equivalents and Deposit Accounts;

(d)  all Documents;

(e)  all Equipment;

(f)   all General Intangibles;

(g)  all Instruments;

(h)  all Intellectual Property;

(i)   all Inventory;

(j)   all other Goods;

(k)  all Investment Property;

(l)   all Letter-of-Credit Rights;

(m) all Commercial Tort Claims;

(n)  all Fixtures;

(o)  all books and records pertaining to any of the foregoing;

(p)  all real property owned or leased by such Loan Party;

(q)  all other personal property of such Loan Party; and

(r)   to the extent not otherwise included, all accessions to, substitutions, replacement for, and rents, Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

All of the foregoing is herein collectively referred to as the “Collateral”; provided that, notwithstanding anything to the contrary herein, in no event shall the Collateral (or any component term thereof) include or be deemed to include (i) any contracts, instruments, licenses, license agreements or other documents (or any rights thereunder), to the extent (and only to the extent) that the grant of a security interest therein would (A) constitute a default under, and would give any other party to such contract, instrument, license, license agreement or other document the right to terminate its obligations thereunder or (B) violate any Requirement of Law; provided that the limitation set forth in this clause (i) shall not affect, limit, restrict or impair the grant by a Loan Party of a security interest pursuant to this Agreement in any such right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective, or the counterparty to such contract, instrument, license, license agreement or other document is prohibited from exercising any remedies thereunder, by any applicable Requirement of Law, including the UCC or the Bankruptcy Code, (ii) any direct or indirect interest in the Capital Stock of any joint venture, partnership or other entity if and for so long as the grant of such security interest shall constitute a default under or termination pursuant to the terms of the joint venture agreement, partnership agreement or other organizational documents of, or contract or other agreement of (or covering or purporting to cover the assets of) such joint venture, partnership or entity or its direct or indirect parent, or require the payment of a fee, penalty or similar increased costs or result in the loss of economic benefit or the abandonment or invalidation of a Loan Party’s or any Subsidiary’s interest in such Capital Stock or shall otherwise adversely impact such joint venture, partnership or other entity; provided that the limitation set forth in this clause (ii) shall not affect, limit, restrict or impair the grant by a Loan Party of a security interest pursuant to this Agreement in any such right, to the extent that an otherwise applicable prohibition or restriction on such grant (whether applicable to such Loan Party or to any parent company or Person owned by such Loan Party) is rendered ineffective by, or the applicable party is prohibited from exercising any remedies arising as a result thereof by, any applicable Requirement of Law, including the

UCC or the United States Bankruptcy Code, (iii) Avoidance Actions (provided that, from and after the Final Order Entry Date, “Collateral” shall include, subject to the approval of the Bankruptcy Court in the Final Order, all proceeds of any Avoidance Actions), (iv) any amount in excess of 65% of the Capital Stock of any Subsidiary that is not a domestic Subsidiary, (v) any Intellectual Property consisting of intent-to-use trademark applications and rights in and to such applications, prior to the filing of a “Statement of Use” or “Amendment to Allege Use” to the extent that a grant of security interest in such application would impair validity or enforceability, (vi) leases of real property expressly prohibited from securing debt for borrowed money pursuant to the underlying lease documents or applicable law, (vii) any Flood Hazard Property leased or owned by the Debtors in fee simple that the Administrative Agent shall not have yet determined (A) has sufficient flood insurance coverage to satisfy the flood insurance requirements of the Federal Emergency Management Agency, (B) is not a Flood Hazard Property or (C) is otherwise not subject to the Federal Emergency Management Agency’s flood insurance requirements, (viii) [reserved], or (ix) assets to the extent the granting or perfecting of a security interest in such assets would result in costs or other adverse consequences (including, without limitation, adverse tax consequences) to PCG or any of its Subsidiaries as reasonably determined in writing by the Borrower and the Administrative Agent that are excessive in view of the benefits that would be obtained by the Secured Parties (it being understood and agreed that if such security interest can be accomplished solely in the applicable Financing Order, the costs do not exceed the benefits) (clauses (i) through (ix), the “Excluded Property”); provided that, with respect to any Excluded Property, immediately and automatically after any such disqualifying condition shall cease to exist, (x) a security interest shall attach and (y) such Excluded Property shall no longer constitute “Excluded Property”; provided, further that Collateral shall include all proceeds and products of Excluded Property that are not themselves Excluded Property.  For the avoidance of doubt, the grant of a security interest in the Collateral pursuant to this Section 11.1 is a grant of a security interest only and is not an assignment, transfer or conveyance of the Collateral.

            11.2  Perfection and Protection of Security Interest.

(a)  Notwithstanding the automatic perfection of any security interest granted hereunder pursuant to the order of the Bankruptcy Court under the applicable Financing Order the Collateral Agent may take such actions as the Collateral Agent shall deem necessary in order to grant, preserve, protect and perfect the validity and the priority of the security interests created or intended to be created hereby, including (i) filing one or more financing statements disclosing the Liens on the Collateral (including by indicating the Collateral as “all assets”) and (ii) filing a notice of the applicable Financing Order in the real property records in each applicable county where real property owned or leased by any Loan Party is located.

(b)  Each Loan Party shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required under any Requirement of Law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created hereby to the extent required hereunder; provided, however, that notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, no Loan Party or any Subsidiary of a Loan Party will be obligated to enter into any mortgage, authorize any fixture filing, enter into any agreement providing “control” as defined in Section 9-104, 9-105, 9-106 and 9-107 of the UCC as in effect in any relevant jurisdiction or to undertake any registration in respect of assets subject to a certificate of title, it being understood that and all such Liens and security interests shall nonetheless be deemed fully and automatically perfected.

            11.3  Right to Cure.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to, at the written direction of the Required Lenders and upon ten (10) days’ notice to the applicable Loan Party, pay any amount or do any act required of any Loan Party hereunder or under any other Loan Document (other than in respect of principal, interest or fees on the Loans or Letters of Credit) in order to preserve, protect, maintain or enforce the Obligations or its Liens in the Collateral, and which any Loan Party fails to pay or do, including payment of any judgment against any Loan Party, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other obligation secured by a Lien upon or with respect to the Collateral; provided that the Collateral Agent shall not pay any amount being diligently contested by appropriate proceedings.  All payments that the Collateral Agent makes under this Section 11.3 and all out-of-pocket costs and reasonable expenses that the Collateral Agent pays or incurs in connection with any reasonable action taken by it hereunder shall be considered part of the Obligations.  Any payment made or other action taken by the Collateral Agent under this Section 11.3 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

            11.4  Power of Attorney.  Each Loan Party hereby appoints the Collateral Agent and the Collateral Agent’s designee(s) as such Loan Party’s attorney for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof.  Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence of and during the continuance of an Event of Default to (i) sign such Loan Party’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral, on assignments of Accounts, on notices of assignment, financing statements and other public records and to file any such financing statements permitted under this Agreement by electronic means with or without a signature as authorized or required by Requirements of Law or filing procedure and (ii) use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Collateral Agent were the absolute owner for all purposes.  Each Loan Party ratifies and approves all acts of such attorney.  This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the non-contingent Obligations have been fully satisfied.

            11.5  The Agent’s and Lenders’ Rights, Duties and Liabilities.  The Loan Parties assume all responsibility and liability arising from or relating to the use, sale, or other disposition of the Collateral. The Obligations shall not be affected by any failure of the Secured Parties to take any steps to perfect the Liens under the Facilities or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Loan Party from any of the Obligations.

            11.6  Rights in Respect of Investment Property.  During the existence of an Event of Default, subject to the Financing Orders, (i) the Collateral Agent at the direction of the Required Lenders may, upon written notice to the relevant Loan Party, transfer or register in the name of the Collateral Agent or any of its nominees, for the benefit of the Secured Parties, any or all of the Collateral consisting of Investment Property, the proceeds thereof (in cash or otherwise), and all liens, security, rights, remedies and claims of any Loan Party with respect thereto (as used in this Section 11.6 collectively, the “Pledged Collateral”) held by the Collateral Agent hereunder, and the Collateral Agent or its nominee may thereafter, after written notice to the applicable Loan Party, exercise all voting and corporate rights at any meeting of any corporation, partnership, or other business entity issuing any of the Pledged Collateral and any and all rights of conversion, exchange, subscription, or any other rights, privileges, or options pertaining to any of the Pledged Collateral as if it were the absolute owner thereof, including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization, or other readjustment of any corporation, partnership, or other business entity issuing any of such Pledged Collateral or upon the exercise by any such issuer or the Collateral Agent of any right, privilege or option pertaining to any of the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to exercise any of the aforesaid rights, privileges or options, and the Collateral Agent shall not be responsible for any failure to do so or delay in so doing, (ii) to the extent permitted under Requirements of Law, after the Collateral Agent’s giving of the notice specified in clause (i) of this Section 11.6, all rights of any Loan Party to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and to receive the dividends, interest and other distributions which it would otherwise be authorized to receive and retain thereunder shall be suspended until such Event of Default shall no longer exist, and all such rights shall, until such Event of Default shall no longer exist, thereupon become vested in the Collateral Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends, interest, and other distributions, and (iii) each Loan Party shall execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies and other instruments as the Collateral Agent or a Lender may reasonably request for the purpose of enabling the Collateral Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 11.6 and to receive the dividends, interest, and other distributions which it is entitled to receive and retain pursuant to this Section 11.6.

            11.7  Remedies.

(a)  Each Loan Party recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Collateral that constitutes securities to be sold by reason of certain prohibitions contained in applicable federal or state securities laws but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral to be sold for their own account for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall, to the extent permitted by law, be deemed to have been made in a commercially reasonable manner.  Unless required by a Requirement of Law, the Collateral Agent shall not be under any obligation to delay a sale of any of such Collateral to be sold for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States or under any applicable federal or state securities laws, even if such issuer would agree to do so. Each Loan Party further agrees to do or cause to be done, to the extent that such Loan Party may do so under any Requirements of Law, all such other acts and things as may be necessary to make such sales or resales of any portion or all of such Collateral or other property to be sold valid and binding and in compliance with any and all Requirements of Law at the Loan Parties’ expense. Each Loan Party further agrees that a breach of any of the covenants contained in this Section 11.7(a) will cause irreparable injury to the Secured Parties for which there is no adequate remedy at law and, as a consequence, agrees that each covenant contained in this Section 11.7(a) shall be specifically enforceable against such Loan Party, and each Loan Party hereby waives and agrees, to the fullest extent permitted by law, not to assert as a defense against an action for specific performance of such covenants that (i) such Loan Party’s failure to perform such covenants will not cause irreparable injury to the Secured Parties or (ii) the Secured Parties have an adequate remedy at law in respect of such breach.

(b)  If an Event of Default has occurred and is continuing, the Collateral Agent shall have for the benefit of the Secured Parties, in addition to all other rights of the Secured Parties, the rights and remedies of a secured party under the UCC, and without limiting the generality of the foregoing, the Collateral Agent shall be empowered and entitled to (subject to the expiration of the Remedies Notice Period (as defined in the Financing Orders prior to taking any of the following actions): (i) take possession of, foreclose on and/or request a receiver of the Collateral and keep it on any Loan Party’s premises at any time, at no cost to the Secured Parties, or remove any part of it to such other place or places as the Collateral Agent may desire, or the Loan Parties shall, upon the Collateral Agent’s or the Required Lender’s demand, at the Loan Parties’ cost, assemble the Collateral and make it available to the Collateral Agent at a place reasonably convenient to the Collateral Agent; (ii) exercise of set-off rights on cash collateral or deposits; (iii) sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Collateral Agent deems advisable, in its sole discretion, and may postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale; (iv) hold, lease, develop, manage, operate, control and otherwise use the Collateral upon such terms and conditions as may be reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as may be reasonably necessary or desirable), exercise all such rights and powers of each Loan Party with respect to the Collateral, whether in the name of such Loan Party or otherwise, including without limitation the right to make, cancel, enforce or modify leases, obtain and evict tenants, and demand, sue for, collect and receive all rents, in each case, in accordance with the standards applicable to the Collateral Agent under the Loan Documents, (v) cause consultants to inspect the Collateral and to assure compliance by each Loan Party of the terms and conditions of the Loan Documents and (vi) take any other actions under applicable law in connection with the Collateral (including preparing for the disposition thereof), and all actual, reasonable, out-of-pocket fees and expenses incurred in connection therewith shall be borne by the Loan Parties. Upon demand from the Collateral Agent, the applicable Loan Party shall direct the grantor or licensor of, or the contracting party to, any property agreement with respect to any property to recognize and accept the Collateral Agent, for the benefit of and on behalf of the Secured Parties, as the party to such agreement for any and all purposes as fully as it would recognize and accept such Loan Party and the performance of such Loan Party thereunder and, in such event, without further notice or demand and at such Loan Party’s sole cost and expense, the Collateral Agent, for the benefit of and on behalf of the Secured Parties, may exercise all rights of such Loan Party arising under such agreements. Without in any way requiring notice to be given in the following manner, each Loan Party agrees that any notice by the Collateral Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Loan Party if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to the Loan Parties’ address specified in or pursuant to Section 10.2.  If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Collateral Agent or the Lenders receive payment, and if the buyer defaults in payment, the Collateral Agent may resell the Collateral.  In the event the Collateral Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Loan Party irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Collateral Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Loan Party agrees that the Collateral Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Collateral Agent is hereby granted a license or other right to use, without charge, each Loan Party’s labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and each such Loan Party’s rights under all licenses and all franchise agreements shall inure to the Collateral Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including reasonable attorneys’ fees, and then to the Obligations.  The Collateral Agent will return any excess to the applicable Loan Party and the Loan Parties shall remain liable for any deficiency.

(c)  The Collateral Agent and the Lenders acknowledge that, notwithstanding anything herein to the contrary, (i) neither the Collateral Agent nor any Lender may take any action under this Section 11.7 (or similar provisions of any Loan Document) except after compliance with any applicable notice requirements applicable thereto set forth in the Financing Orders and any Requirement of Law applicable thereto.  Following the occurrence and during the continuance of an Event of Default, all amounts received by the Collateral Agent on account of the Obligations, from the Loan Parties and/or all amounts with respect to the proceeds of any Collateral shall be (subject to the proviso below) promptly disbursed by the Collateral Agent as follows, unless otherwise agreed by the Required Lenders (or unless otherwise provided in the Financing Orders): (1) first, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), (2) second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, (3) third, to pay interest on Loans and L/C Obligations then outstanding, (4) fourth, to pay (on a ratable basis) principal of Loans then outstanding and any Reimbursement Obligations then outstanding, and to Cash Collateralize any outstanding L/C Obligations or Cash Management Obligations on terms reasonably satisfactory to the Administrative Agent, and (5) fifth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause “third” and “fourth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then following the expiration of all Letters of Credit, to all other obligations of the type described in such clause “third” and “fourth”.  To the extent that any amounts available for distribution pursuant to clause “third” or “fourth” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders and Issuing Lenders based on their respective Commitments.

SECTION 12.        GUARANTY

            12.1  Guaranty; Limitation of Liability.

(a)  Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the performance and punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations, being the “Guaranteed Obligations”), and agrees to pay any and all reasonable out-of-pocket expenses (including reasonable out-of-pocket fees and expenses of counsel pursuant to Section 10.5) incurred by the Administrative Agent, the Collateral Agent or any Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Administrative Agent, the Collateral Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)  Each Guarantor (the “Contributing Party”) hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made by any other Guarantor (the “Claiming Party”) to the Administrative Agent, the Collateral Agent or any Lender under this Guaranty and the Claiming Party is not fully indemnified by the Borrower, the Contributing Party will contribute, to the maximum extent permitted by law, such amounts to each other Claiming Party so as to maximize the aggregate amount paid to the Administrative Agent, the Collateral Agent and the Lenders under or in respect of the Loan Documents.  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 12.1(b) shall (subject to Section 12.4) be subrogated to the rights of such Claiming Party to the extent of such payment.

(c)  Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in Section 12.1(b) be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

            12.2  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Collateral Agent or any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses (other than the indefeasible payment in full of all the Secured Obligations) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)  any lack of validity or enforceability of any provision under this Agreement, any Loan Document or any agreement or instrument relating thereto;

(b)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)  any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)  any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party;

(e)  any change, restructuring or termination of the corporate structure or existence of any Loan Party;

(f)  any failure of the Administrative Agent, the Collateral Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent, the Collateral Agent or such Lender, as the case may be (each Guarantor waiving any duty on the part of the Administrative Agent, the Collateral Agent and the Lenders to disclose such information);

(g)  the failure of any other Person to execute or deliver this Guaranty or the release or reduction of liability of any Guarantor or surety with respect to the Guaranteed Obligations; or

(h)  any other circumstance (including any statute of limitations) or any existence or reliance on any representation by the Administrative Agent, the Collateral Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety, in its capacity as a guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent, the Collateral Agent or any Lender or any other Person, for whatever reason, all as though such payment had not been made.

            12.3  Waivers and Acknowledgements.

(a)  Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(b)  Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent, the Collateral Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(c)  Each Guarantor acknowledges that the Administrative Agent may, to the extent permitted by applicable Requirements of Law, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any Loan Document by non-judicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent, the Collateral Agent and the Lenders against such Guarantor of any deficiency after such non-judicial sale and any defense or benefits that may be afforded by applicable Requirements of Law.

(d)  Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 12.2 and this Section 12.3 are knowingly made in contemplation of such benefits.

            12.4  Subordination.  Each Guarantor hereby unconditionally and irrevocably agrees not to enforce any rights that it may now have or hereafter acquire against the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Guaranteed Obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent, the Collateral Agent or any Lender against the Borrower or any other Loan Party, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower or any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full and the Commitments shall have expired or been terminated, and any such rights shall be fully subordinated until such time. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Administrative Agent of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full and (iii) the Termination Date shall have occurred, the Administrative Agent, the Collateral Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

            12.5  Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the termination or expiration of all Commitments, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent, the Collateral Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Assignee that has been assigned or transferred all or any portion of a Lender’s Loans, Commitments or rights and obligations under this Agreement in accordance with Section 10.6 shall thereupon become vested with all the benefits granted to such transferring Lender under this Guaranty. No Guarantor shall have the right to assign its rights hereunder or any interest herein or delegate any of its duties, liabilities or obligations hereunder or under any other Loan Document without the prior written consent of the Required Lenders.

            12.6  Additional Guarantors.  If, at any time, a Subsidiary of PCG or the Borrower becomes a debtor or a debtor-in-possession in the Cases, PCG and the Borrower shall cause such Subsidiary to become a Guarantor hereunder, by executing a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent (a “Guarantor Joinder”).

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PACIFIC GAS AND ELECTRIC COMPANY, as Borrower

by
/s/ David S. Thomason
Name: David S. Thomason
Title: Vice President and Controller

PG&E CORPORATION, as Guarantor

by
/s/ Nicholas M. Bijur
Name: Nicholas M. Bijur
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender and Lender

by
/s/ Sandeep S. Parihar
Name: Sandeep S. Parihar
Title: Executive Director

CITIBANK, N.A., as Collateral Agent, Issuing Lender and Lender

by
/s/ Allister Chan
Name: Allister Chan
Title: Director and Vice President

Senior Secured Superpriority Debtor-in-Possession Credit Agreement
Pacific Gas and Electric Company

BANK OF AMERICA, N.A., as Issuing Lender and Lender

by
/s/ Sanjay Rijhwani
Name: Sanjay Rijhwani
Title: Managing Director

BARCLAYS BANK PLC, as Issuing Lender and Lender

by
/s/ Kevin Crealese
Name: Kevin Crealese
Title: Managing Director

CITICORP NORTH AMERICA, INC., as Lender

by
/s/ Allister Chan
Name: Allister Chan
Title: Director and Vice President

BNP Paribas, as Issuing Lender and Lender

by
/s/ Denis O'Meara
Name: Denis O'Meara
Title: Managing Director

by
/s/ Mark Renaud
Name: Mark Renaud
Title: Managing Director

Senior Secured Superpriority Debtor-in-Possession Credit Agreement
Pacific Gas and Electric Company

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Issuing Lender and Lender

by
/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

by
/s/ Brady Bingham
Name: Brady Bingham
Title: Authorized Signatory

GOLDMAN SACHS BANK USA, as Issuing Lender and Lender

by
/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

MUFG UNION BANK, N.A., as Issuing Lender and Lender

by
/s/ Nietzsche Rodricks
Name: Nietzsche Rodricks
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Lender and Lender

by
/s/ Nicholas Ply
Name: Nicholas Ply
Title: Authorized Signatory

Senior Secured Superpriority Debtor-in-Possession Credit Agreement
Pacific Gas and Electric Company